Exhibit 10.4

EXECUTION VERSION

SPECIAL PRODUCTS MASTER AGREEMENT

BY AND BETWEEN

ABBOTT LABORATORIES

AND

ABBVIE INC.

DATED AS OF DECEMBER 31, 2012

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Section 13.17	Mutual Drafting	50

THIS SPECIAL PRODUCTS MASTER AGREEMENT, dated as of December 31, 2012 and effective as of the Effective Time (as defined below), is by and between ABBOTT LABORATORIES, an Illinois corporation (“Abbott”), and ABBVIE INC., a Delaware corporation (“AbbVie”).

R E C I T A L S:

WHEREAS, Abbott and AbbVie have entered into that certain Separation and Distribution Agreement dated as of November 28, 2012 (the “Separation Agreement”) that, among other things, sets forth the terms and conditions pursuant to which the AbbVie Business (as defined in the Separation Agreement) is separated from the Abbott Business (as defined in the Separation Agreement) (the “Separation”);

WHEREAS, each of Abbott and AbbVie has determined that it is necessary and advisable in connection with the Separation to allocate ownership of certain intellectual property, permits, approvals and other Assets (as defined in the Separation Agreement) relating to, and responsibilities for, certain Special Products (as defined herein); and

WHEREAS, Abbott and AbbVie desire to set forth the terms and conditions that shall govern the allocation of rights and responsibilities of Abbott and AbbVie with respect to the Special Products.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement (as defined herein), the Parties (as defined herein) hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                             Definitions.  Reference is made to Section 13.13 regarding the interpretation of certain words and phrases used in this Agreement.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Separation Agreement.  In addition, for the purpose of this Agreement, the following terms shall have the meanings set forth below.

“Abbott” has the meaning set forth in the Preamble.

“Abbott Indemnitees” means: (i) Abbott and each Abbott Subsidiary; (ii) each of the respective past, present and future directors, officers, employees or agents of the entities described in (i) above, in each case in their respective capacities as such; and (iii) each of the heirs, executors, administrators, successors and assigns of any of the foregoing.

“Abbott Indemnity Obligations” means all Liabilities to the extent such Liabilities relate to, arise out of or result from, directly or indirectly, any of the following items:

(i)                                     any Abbott Special Products Liability;

(ii)                                  any failure of Abbott or an Abbott Subsidiary or any other Person to pay, perform or otherwise promptly discharge any Abbott Special Products Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(iii)                               except as otherwise set forth in any applicable Special Products Ancillary Agreement, the conduct of any business, operation or activity by or on behalf of Abbott or an Abbott Subsidiary from and after the Effective Time with respect to Special Products; and

(iv)                              any breach by Abbott or an Abbott Subsidiary of this Agreement or any Special Products Ancillary Agreement.

“Abbott In-Licensed Intellectual Property” means any In-Licensed Intellectual Property Controlled by Abbott or any Abbott Subsidiary.

“Abbott New Product Know-How” means any Know-How Controlled by Abbott or any Abbott Subsidiary to the extent such Know-How is related to the research, Development, Manufacture, use, or Commercialization of a New Product (but that does not also relate to a Special Product).

“Abbott New Product Patents” means any Patent Controlled by Abbott or any Abbott Subsidiary that covers the Development, Manufacture, use or Commercialization of a New Product (but that does not also cover a Special Product).

“Abbott Special Products Clinical Development Data” means, with respect to a given Special Product, any Clinical Development Data Controlled by Abbott or any Abbott Subsidiary relating to such Special Product resulting from Clinical Development that is (i) initiated prior to the Effective Time, or (ii) generated by or on behalf of Abbott or any Abbott Subsidiary during the term of this Agreement in the course of conducting Clinical Development with respect to such Special Product, provided such Clinical Development (A) is initiated after the Effective Time and (B) becomes part of AbbVie’s rights pursuant to Section 5.02(e).  Abbott Special Products Clinical Development Data does not include any Clinical Development Data that constitutes an AbbVie Special Products Asset and is conveyed to AbbVie or any of its Subsidiaries pursuant to the Separation Agreement.

“Abbott Special Products Liabilities” means the Liabilities (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time relating to a Special Product, in each case that are not AbbVie Special Products Liabilities or AbbVie Indemnity Obligations.

“Abbott Special Products Patents” means any Patent Controlled by Abbott or any Abbott Subsidiary that covers the Development, Manufacture, use or Commercialization of a Special Product.  Abbott Special Products Patents do not include any Patents that constitute

AbbVie Special Products Assets and are conveyed to AbbVie or any of its Subsidiaries pursuant to the Separation Agreement.

“Abbott Special Products Regulatory Documentation” means any Regulatory Documentation Controlled by Abbott or any Abbott Subsidiary to the extent such Regulatory Documentation relates to a Special Product.  Abbott Special Products Regulatory Documentation does not include any Regulatory Documentation that constitutes AbbVie Special Products Assets and is conveyed to AbbVie or any of its Subsidiaries pursuant to the Separation Agreement.

“Abbott Subsidiary” means any Business Entity that is a Subsidiary of Abbott prior to, at or after the Effective Time (other than AbbVie or an AbbVie Subsidiary).

“Abbott Territory” means anywhere in the world other than the AbbVie Territory.

“AbbVie” has the meaning set forth in the Preamble.

“AbbVie Indemnitees” means: (i) AbbVie and each AbbVie Subsidiary; (ii) each of the respective past, present and future directors, officers, employees or agents of the entities described in (i) above, in each case in their respective capacities as such; and (iii) each of the heirs, executors, administrators, successors and assigns of any of the foregoing.

“AbbVie Indemnity Obligations” means all Liabilities to the extent such Liabilities relate to, arise out of or result from, directly or indirectly, any of the following items:

(i)                                     any AbbVie Special Products Liability;

(ii)                                  any failure of AbbVie or an AbbVie Subsidiary or any other Person to pay, perform or otherwise promptly discharge any AbbVie Special Products Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(iii)                               except as otherwise set forth in any applicable Special Products Ancillary Agreement, the conduct of any business, operation or activity by or on behalf of AbbVie or an AbbVie Subsidiary from and after the Effective Time with respect to Special Products; and

(iv)                              any breach by AbbVie or an AbbVie Subsidiary of this Agreement or any Special Products Ancillary Agreement.

“AbbVie In-Licensed Intellectual Property” means any In-Licensed Intellectual Property Controlled by AbbVie or any AbbVie Subsidiary.

“AbbVie New Product Know-How” means any Know-How Controlled by AbbVie or any AbbVie Subsidiary to the extent such Know-How is related to the research, Development, Manufacture, use, or Commercialization of a New Product (but that does not also relate to a Special Product).

“AbbVie New Product Patents” means any Patent Controlled by AbbVie or any AbbVie Subsidiary that covers the Development, Manufacture, use or Commercialization of a New Product (but that does not also cover a Special Product).

“AbbVie Special Products Assets” has the meaning set forth in Section 2.01.

“AbbVie Special Products Clinical Development Data” means, with respect to a given Special Product, any Clinical Development Data Controlled by AbbVie or any AbbVie Subsidiary relating to such Special Product and resulting from Clinical Development that is (i) initiated prior to the Effective Time (including that Clinical Development Data that constitutes an AbbVie Special Products Asset and is conveyed to AbbVie or any of its Subsidiaries pursuant to the Separation Agreement), or (ii) generated by or on behalf of AbbVie or any AbbVie Subsidiary during the term of this Agreement in the course of conducting Clinical Development with respect to such Special Product, provided such Clinical Development (A) is initiated after the Effective Time and (B) becomes part of Abbott’s rights pursuant to Section 5.02(e).

“AbbVie Special Products Liabilities” means the Liabilities (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) relating to, arising out of or resulting from (i) actions, inactions, or omissions by or on behalf of Abbott or any Abbott Subsidiary occurring or existing prior to the Effective Time, or (ii) conditions, events, facts or circumstances occurring or existing prior to the Effective Time, in each of clauses (i) and (ii) with respect to: (A) the AbbVie Special Products Assets; (B) the Commercialization of, or in connection with the Commercialization of, a Special Product in the AbbVie Territory; (C) the provision of a Special Product pursuant to a compassionate use, patient name or similar program in both the AbbVie Territory and the Abbott Territory; (D) the Manufacture of, or in connection with the Manufacture of, a Special Product at a site transferred to AbbVie or an AbbVie Subsidiary or held by a Transferred Entity as part of the Separation; or (E) the Development of, or in connection with the Development of, a Special Product at a site transferred to AbbVie or an AbbVie Subsidiary or held by a Transferred Entity as part of the Separation.

“AbbVie Special Products Patents” means any Patent Controlled by AbbVie or any AbbVie Subsidiary that covers the Development, Manufacture, use or Commercialization of a Special Product, including those Patents that constitute AbbVie Special Products Assets and are conveyed to AbbVie or any of its Subsidiaries pursuant to the Separation Agreement.

“AbbVie Special Products Regulatory Documentation” means any Regulatory Documentation Controlled by AbbVie or any AbbVie Subsidiary to the extent such Regulatory Documentation relates to a Special Product, including that Regulatory Documentation that constitutes an AbbVie Special Products Asset and is conveyed to AbbVie or any of its Subsidiaries pursuant to the Separation Agreement.

“AbbVie Subsidiary” means any Business Entity that is a Subsidiary of AbbVie prior to, at, or after the Effective Time, including the Transferred Entities, which shall be deemed to have been AbbVie Subsidiaries at all times prior to, at and after the Effective Time.

“AbbVie Territory” means: (i) for all Special Products other than Luvox®, Advicor® and Simcor®, the United States; (ii) for Luvox®, Japan; and (iii) for Advicor® and Simcor®, the entire world except Canada.

“Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules, regulations, guidelines, guidance and requirements promulgated thereunder, as may be in effect from time to time.

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.  The Parties agree that, prior to, at or after the Effective Time and for purposes of this Agreement and the Special Products Ancillary Agreements, neither AbbVie nor any of the AbbVie Subsidiaries, including the Transferred Entities (as defined in the Separation Agreement), shall be deemed to be an Affiliate of Abbott or any of the Abbott Subsidiaries, and neither Abbott nor any of the Abbott Subsidiaries shall be deemed to be an Affiliate of AbbVie or any of the AbbVie Subsidiaries.

“Agreement” means this Special Products Master Agreement and each of the Schedules and Exhibits hereto.

“Ancillary Agreement” has the meaning set forth in the Separation Agreement.

“Business Entity” means any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability entity or other entity.

“Clinical Development” means those pre-clinical and clinical activities, including post Regulatory Approval studies that are necessary or reasonably useful to obtain or maintain Regulatory Approval for a product for an indication, including testing in animals for purposes of obtaining or maintaining a Regulatory Approval.

“Clinical Development Data” means all data and results (including pre-clinical and clinical trial results) generated by or on behalf of either Party, or their respective Subsidiaries, from the conduct of Clinical Development.

“Commercialization” means, with respect to a Special Product or New Product, any and all activities, directly or indirectly, related to marketing, advertising, promoting, detailing, distributing, importing, exporting, offering for sale and selling such Special Product or New Product. Commercialization shall not include providing Special Products pursuant to a Compassionate Use Program.  When used as a verb, “Commercialize” means to engage in Commercialization.

“Compassionate Use Program” means a compassionate use, patient name or similar program for supplying Special Products to certain patients.

“Confidential Information” has the meaning set forth in Section 10.01(a).

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Third Parties.

“Control” means, with respect to any Patents, Trademarks, Know-How or Regulatory Documentation, that a Party or one of its Subsidiaries possesses the right, whether directly or indirectly, and whether by ownership, license or sublicense, covenant not to sue or otherwise (other than by operation of the license and other grants set forth in this Agreement) to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to such item or right as provided for herein.

“Designees Discussion Period” has the meaning set forth in Section 11.01(a)(ii).

“Development” or “Develop” means Clinical Development and Non-Clinical Development by or, subject to Section 3.03, on behalf of a Party.

“Development Plan” has the meaning set forth in Section 5.02(d).

“Direct Claim” has the meaning set forth in Section 9.05(b).

“Dispute” has the meaning set forth in Section 11.01(a).

“Drug Approval Application” means an application for Regulatory Approval required before commercial sale or use of a Special Product or New Product in a regulatory jurisdiction or any amendments thereto submitted to a Governmental Authority.

“Effective Time” has the meaning set forth in the Separation Agreement.

“Employee Inventor Remuneration Entitlement” has the meaning set forth in Section 4.09.

“Expanded Special Products” means (i) Special Products and (ii) Improvements corresponding to such Special Products that are products of a Third Party.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“Field-of-Use” means all prophylactic or therapeutic pharmaceutical uses of a Special Product in humans for any and all indications, excluding the Veterinary Field-of-Use, but including in combination with a medical device.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such Party (or such Person), or, if it could reasonably have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities, other national or international calamities or acts of terrorism or failures of energy sources or distribution or transportation facilities.  Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Governmental Authority” means any supranational, international, national, federal, state, provincial or local court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority, including the New York Stock Exchange and any similar self-regulatory body under applicable securities Laws.

“Improvement” means any pharmaceutical product containing the same active moiety (but not in combination with a therapeutically meaningful amount of a different active moiety) and intended for the same indication as a Special Product as of the Effective Time, including any product with (i) an improvement, enhancement or modification to (a) the manufacturing process or specifications, or (b) any components of a Special Product, or (ii) any new or modified formulation, dosage form, dosage amount, delivery and administration mode or labeled condition of use.

“IND” means an Investigational New Drug Application filed with the FDA or a similar application filed with an applicable Governmental Authority outside of the United States such as a clinical trial application (CTA) or a clinical trial exemption (CTX).

“Indemnifying Party” has the meaning set forth in Section 9.03(a).

“Indemnitee” means an AbbVie Indemnitee or an Abbott Indemnitee, as appropriate.

“Indemnity Payment” has the meaning set forth in Section 9.03(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, including studies, reports, records, books, contracts, instruments, surveys, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, marketing plans, customer names, Privileged Information, and other technical, financial, employee or business information or data; provided that “Information” does not include Patents, Trademarks, Know-How or copyrights.

“In-Licensed Intellectual Property” means any and all Patents, Know-How and Trademarks that are licensed by a Third Party to Abbott or AbbVie or their respective Subsidiaries under an In-Licensed Intellectual Property Agreement.

“In-Licensed Intellectual Property Agreements” means those Third Party agreements which license the In-Licensed Intellectual Property and any Special Products Ancillary Agreements which govern the use of any In-Licensed Intellectual Property.

“Insurance Proceeds” means, with respect to any insured party, those monies, net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof, which are:  (i) received by an insured from an insurance carrier or its estate; (ii) paid by an insurance carrier or its estate on behalf of the insured; or (iii) received (including by way of setoff) from any Third Party in the nature of insurance, contribution or indemnification in respect of any Liability.

“Interacting Party” has the meaning set forth in Section 8.02(a).

“Know-How” means all technical, scientific and other know-how, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications and data (other than Clinical Development Data), results and other material, including drug discovery and development technology, assays and any other methodology, manufacturing procedures, test procedures and purification and isolation techniques (whether patented or patentable) in written, electronic or any other form now known or hereafter developed.

“Law” means any supranational, international, national, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, Consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case enacted, promulgated issued or entered by a Governmental Authority.

“Liabilities” means all debts, liabilities, obligations, responsibilities, response actions, losses, damages (whether compensatory, punitive, consequential, incidental, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law or other pronouncements of Governmental Authorities having the effect of Law, Proceeding, threatened Proceeding, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

“Major Jurisdictions” means the United States, each country or region of the European Union, as constituted from time to time, Japan, Canada, Brazil, India, China, Russia, Singapore, Australia, Turkey, Mexico and Indonesia.

“Manufacture” and “Manufacturing” means, as applicable, activities related to the production, manufacturing, processing, purifying, formulating, filling, finishing, packaging, labeling, shipping, holding of a pharmaceutical product or compound, or any intermediate thereof, including stability testing, quality assurance, quality control testing and batch release.

“Manufacturing Party” has the meaning set forth in Section 7.01.

“New Product” means any pharmaceutical product containing (i) the same active moiety as a Special Product in combination with a therapeutically meaningful amount of a different active moiety (including an active moiety contained in another Special Product) or (ii) the same active moiety as a Special Product but intended for a different indication than such Special Product.  New Product is not a Special Product.

“Non-Clinical Development” means test method development and stability testing, formulation development, dosage form development, delivery and administration mode or indication development, process development, manufacturing scale-up, analytical method validation, manufacturing process validation, cleaning validation, scale-up and related statistical analysis.

“Notice” means any written notice, request demand or other communication specifically referencing this Agreement and given in accordance with Section 13.05.

“Parties” means the parties to this Agreement.

“Patents” means: (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from the patents, patent applications or provisional applications in clause (i) or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications; (iii) all patents that have issued or in the future issue from the foregoing patent applications specified in clauses (i) and (ii), including utility models, petty patents and design patents and certificates of invention; (iv) all patent term extensions or restorations by existing or future extension or restoration mechanisms, including any supplementary protection certificates and the like, as well as any revalidations, reissues, re-examinations, oppositions and the like of the foregoing patents or patent applications specified in clauses (i), (ii) and (iii); and (v) all similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to each of such foregoing patent applications and patents.

“Person” means any (i) individual; (ii) Business Entity; or (iii) Governmental Authority.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or its respective Subsidiaries would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Proceeding” means any past, present or future suit, countersuit, action, alternative dispute resolution process, claim, counterclaim, demand, hearing, inquiry, investigation or proceeding before a judicial, quasi-judicial, tribunal, arbitration or mediation body, or by or before a Governmental Authority, in each case involving Abbott, an Abbott Subsidiary, an Abbott Indemnitee (but only if in a capacity entitling such Person to the rights of an Abbott Indemnitee), AbbVie, an AbbVie Subsidiary, or an AbbVie Indemnitee (but only if in a capacity entitling such Person to the rights of an AbbVie Indemnitee), in each case other than any such matter solely between Abbott or any Abbott Subsidiaries, on the one hand, and AbbVie or any AbbVie Subsidiaries, on the other hand, arising with respect to a controversy, dispute or claim under this Agreement or any Special Products Ancillary Agreement.

“Recall” has the meaning set forth in Section 8.07(a).

“Regulatory Approval” means all approvals (including, where applicable, pricing and reimbursement approval and schedule classifications), product and/or establishment licenses, registrations or authorizations of any Governmental Authority, necessary for the manufacture, use, storage, import, export, transport, offer for sale, or sale of a pharmaceutical product in a regulatory jurisdiction.

“Regulatory Documentation” means any and all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), and non-clinical and clinical study authorization applications or notifications prepared for submission to a Governmental Authority or research ethics committee with a view to the granting of any Regulatory Approval, and any correspondence to or with any Governmental Authority with respect to the Special Products, Improvements and New Products, including all INDs, Drug Approval Applications, adverse event files, complaint files and Manufacturing records.

“Regulatory Submission” has the meaning set forth in Section 8.02(b).

“Remuneration Assessment” has the meaning set forth in Section 4.09(b).

“Representative” has the meaning set forth in Section 10.01(a).

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” has the meaning set forth in the Recitals.

“Separation Agreement” has the meaning set forth in the Recitals.

“Special Products” means each of: (i) AndroGel®; (ii) Marinol®; (iii) Biaxin®/Klacid®; (iv) Mavik®; (v) Tarka®; (vi) Teveten®; (vii) Tricor®/TRILIPIX®; (viii) Depakote®; (ix) Synthroid®; (x) Niaspan®; (xi) Creon®; (xii) Luvox®; (xiii) Advicor®; and (xiv) Simcor®, as each such Special Product may be more specifically detailed and defined in a Special Products Ancillary Agreement, including such Special Product’s formulations and filings of Regulatory Documentation, such as drug master files, Drug Approval Applications and other relevant dossiers, for active pharmaceutical ingredients, manufactured drug product and finished dosage forms, delivery and administration modes and indications as of the Effective Time, and the results of all Development for each such Special Product to the extent included pursuant to Section 5.02(e).

“Special Products Ancillary Agreements” means any agreement which the Parties may enter into from time to time with respect to a Special Product.

“Special Products Know-How” means any Know-How that is (i) directly related to the research, Development, Manufacture, use, or Commercialization of a Special Product and (ii) is either (A) in existence as of the Effective Time, or (B) developed, created, conceived or invented by or on behalf of Abbott or Abbott Subsidiaries or by or on behalf of AbbVie or AbbVie Subsidiaries or jointly by the Parties in the course of conducting activities under a manufacturing agreement.

“Special Products Know-How Patents” means any Patents covering Special Products Know-How that are neither Abbott Special Products Patents nor AbbVie Special Products Patents.

“Special Products Patents” means any Abbott Special Products Patents, AbbVie Special Products Patents or Special Products Know-How Patents.

“Subsidiary” or “subsidiary” means, with respect to any Person, any Business Entity of which such Person: (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Business Entity; (B) the total combined equity interests; or (C) the capital or profit interests, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax” means: (i) any income, net income, gross income, gross receipts, profits, capital stock, franchise, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, customs duties, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers; and (ii) any Employment Tax (as defined in the Separation Agreement).

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority or subdivision.

“Tax Sharing Agreement” has the meaning set forth in the Separation Agreement.

“Third Party” means any Person other than the Parties or any of their respective Subsidiaries.

“Third Party Claim” has the meaning set forth in Section 9.04(a).

“Third Party License Agreements” has the meaning set forth in Section 3.06(a).

“Trademarks” means all trademarks, trade names, brand names, domain names, service marks, trade dress, logos and all other source indicators, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith.

“Transferred Entities” has the meaning set forth in the Separation Agreement.

“U.S.” or “United States” means the United States of America, including each of the fifty (50) states thereof, the District of Columbia, Puerto Rico, and all other territories and possessions of the United States of America.

“Veterinary Field-of-Use” means any use of a product for ethical or over-the-counter veterinary applications and shall specifically exclude any use of such product for human applications.

ARTICLE II
ABBVIE SPECIAL PRODUCTS ASSETS

Section 2.01                             AbbVie Special Products Assets.  The Parties acknowledge and agree that the following Assets (the “AbbVie Special Products Assets”) shall be considered AbbVie Assets under the Separation Agreement and shall be conveyed, assigned, transferred or made available by Abbott or an Abbott Subsidiary to AbbVie or an AbbVie Subsidiary in accordance with the terms and conditions of the Separation Agreement:

(a)                                 the Patents listed on Schedule 2.01(a);

(b)                                 the Trademarks listed on Scheduled 2.01(b);

(c)                                  the Regulatory Approvals listed on Schedule 2.01(c);

(d)                                 the Clinical Development Data that was in existence as of the Effective Time and was generated in direct support of obtaining a Regulatory Approval for a Special Product in the AbbVie Territory;

(e)                                  the Regulatory Documentation that was in existence as of the Effective Time and was generated, filed or produced for a Special Product for use in the AbbVie Territory; and

(f)                                   an undivided interest (with Abbott and the Abbott Subsidiaries) of all Special Products Know-How in existence as of the Effective Time.

Section 2.02                             Liabilities.  The Parties acknowledge and agree that the AbbVie Special Products Liabilities shall be considered AbbVie Liabilities and the Abbott Special Products Liabilities shall be considered Abbott Liabilities for purposes of the Separation.  Further, the AbbVie Special Products Liabilities shall be transferred, assigned, discharged and novated by

Abbott or an Abbott Subsidiary and accepted and assumed by AbbVie or an AbbVie Subsidiary pursuant to Article II of the Separation Agreement; provided that a Party’s indemnification obligations with respect to either the AbbVie Special Products Liabilities or the Abbott Special Products Liabilities shall be subject to the provisions of Article X of this Agreement.

Section 2.03                             Disclaimer of Representations and Warranties.

(a)                                 Disclaimer.  EACH OF ABBOTT (ON BEHALF OF ITSELF AND EACH OF THE ABBOTT SUBSIDIARIES) AND ABBVIE (ON BEHALF OF ITSELF AND EACH OF THE ABBVIE SUBSIDIARIES) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY SPECIAL PRODUCTS ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY SPECIAL PRODUCTS ANCILLARY AGREEMENT OR OTHERWISE, IS: (I) REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY WITH RESPECT TO SPECIAL PRODUCTS OR NEW PRODUCTS, AS TO ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, THE SPECIAL PRODUCTS; OR (II) MAKING ANY OTHER REPRESENTATIONS OR GRANTING ANY WARRANTIES, EXPRESS OR IMPLIED EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE.  EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY PATENTS, TRADEMARKS, OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

(b)                                 Provisions Prevail.  Each of Abbott (on behalf of itself and each of the Abbott Subsidiaries) and AbbVie (on behalf of itself and each of the AbbVie Subsidiaries) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.03(a) is held unenforceable or is unavailable for any reason, under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Abbott or any of the Abbott Subsidiaries, on the one hand, and AbbVie or any of the AbbVie Subsidiaries, on the other hand, are jointly or severally liable for any AbbVie Special Products Liability or any Abbott Special Products Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Special Products Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

Section 2.04                             Further Assurances.

(a)                                 Additional Actions.  In addition to the actions specifically provided for elsewhere in this Agreement, each Party shall, and shall cause each of its respective Subsidiaries to, use commercially reasonable efforts, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary or advisable under applicable Laws and agreements to consummate the transactions contemplated by this Agreement and the Special Products Ancillary Agreements; provided, however, that neither Abbott nor AbbVie (nor any of their respective Subsidiaries) shall be obligated under this Section 2.04(a) to pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees paid to a Governmental Authority.

(b)                                 Cooperation.  Without limiting the foregoing, each Party shall, and shall cause each of its Subsidiaries to, cooperate with the other Party without any further consideration to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all documents in furtherance of this Agreement and to make all filings with, and to obtain all Consents of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Special Products Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Special Products Ancillary Agreements and the transactions contemplated hereby and thereby.

ARTICLE III
GRANT OF RIGHTS

Section 3.01                             Grant of Rights to Abbott.

(a)                                 Grant of Rights for Commercialization.  Subject to the terms of this Agreement and, if applicable, any Special Products Ancillary Agreements or In-Licensed Intellectual Property Agreements, AbbVie, on behalf of itself and the AbbVie Subsidiaries, to the extent each such Business Entity has rights, hereby grants to Abbott and the Abbott Subsidiaries under the AbbVie Special Products Patents, AbbVie In-Licensed Intellectual Property, AbbVie Special Products Clinical Development Data, and AbbVie’s and the AbbVie Subsidiaries’ ownership interest in the Special Products Know-How, the following:

(i)                                     an exclusive (including with regard to AbbVie and the AbbVie Subsidiaries), perpetual, irrevocable, fully paid and royalty-free right and license, or sublicense as applicable, solely for purposes of Commercializing Expanded Special Products in the Abbott Territory; and

(ii)                                  a non-exclusive, perpetual, irrevocable, fully paid and royalty-free right and license, or sublicense as applicable, solely for purposes of Commercializing New Products in the Abbott Territory.

(b)                                 Grant of Rights for Development.  Subject to the terms of this Agreement and, if applicable, any Special Products Ancillary Agreements or In-Licensed Intellectual Property Agreements, AbbVie, on behalf of itself and the AbbVie Subsidiaries, to the extent each such Business Entity has rights, hereby grants to Abbott and the Abbott Subsidiaries under the AbbVie Special Products Patents, AbbVie In-Licensed Intellectual Property and AbbVie Special Products Clinical Development Data, the following:

(i)                                     a non-exclusive, perpetual, irrevocable, fully paid and royalty-free right and license, or sublicense as applicable, to Develop Special Products anywhere in the world solely for the purpose of securing Regulatory Approvals for the Commercialization of Special Products in the Abbott Territory; and

(ii)                                  a non-exclusive, perpetual, irrevocable, fully paid and royalty-free right and license, or sublicense as applicable, to Develop New Products anywhere in the world solely for the purpose of securing Regulatory Approvals for the Commercialization of New Products in the Abbott Territory.

(c)                                  Grant of Rights for Manufacturing.  Subject to the terms of this Agreement and, if applicable, any Special Products Ancillary Agreements or In-Licensed Intellectual Property Agreements, AbbVie, on behalf of itself and the AbbVie Subsidiaries, to the extent each such Business Entity has rights, hereby grants to Abbott and the Abbott Subsidiaries under the AbbVie Special Products Patents, AbbVie In-Licensed Intellectual Property and AbbVie Special Products Clinical Development Data, the following:

(i)                                     a non-exclusive, perpetual, irrevocable, fully paid and royalty-free right and license, or sublicense as applicable, to Manufacture and have Manufactured Special Products anywhere in the world solely for the purpose of Commercializing Special Products in the Abbott Territory and for the purpose of Abbott fulfilling its obligations under a manufacturing agreement to manufacture a Special Product; and

(ii)                                  a non-exclusive, perpetual, irrevocable, fully paid and royalty-free right and license, or sublicense as applicable, to Manufacture and have Manufactured (including the right to import and export) New Products anywhere in the world solely for the purpose of Commercializing New Products in the Abbott Territory.

(d)                                 Right to Access, Reference or Cross-Reference.  Subject to the terms of this Agreement and, if applicable, any Special Products Ancillary Agreements or In-Licensed Intellectual Property Agreements, AbbVie, on behalf of itself and the AbbVie Subsidiaries, to the extent each such Business Entity has rights, hereby grants to Abbott and the Abbott Subsidiaries the exclusive right to access, reference or cross-reference the AbbVie Special Products Regulatory Documentation and AbbVie Special Products Clinical Development Data to support Abbott’s Regulatory Approval applications for the Special Products in the Abbott Territory and solely for the purpose of Developing, Manufacturing, using and Commercializing the Special Products in accordance with the foregoing license grants in this Section 3.01.

(e)                                  No Rights to AbbVie New Products Intellectual Property.  The Parties acknowledge and agree that neither this Agreement nor any Special Products Ancillary

Agreement grants to Abbott or any of its Subsidiaries any rights under the AbbVie New Product Patents or AbbVie New Product Know-How.  AbbVie shall solely own all rights to such Assets.

Section 3.02                             Grant of Rights to AbbVie.

(a)                                 Grant of Rights for Commercialization.  Subject to the terms of this Agreement and, if applicable, any Special Products Ancillary Agreements or In-Licensed Intellectual Property Agreements, Abbott, on behalf of itself and the Abbott Subsidiaries, to the extent each such Business Entity has rights, hereby grants to AbbVie and the AbbVie Subsidiaries, under the Abbott Special Products Patents, Abbott In-Licensed Intellectual Property, Abbott Special Products Clinical Development Data, and Abbott’s and the Abbott Subsidiaries’ ownership interest in the Special Products Know-How, the following:

(i)                                     an exclusive (including with regard to Abbott and the Abbott Subsidiaries), perpetual, irrevocable, fully paid and royalty-free right and license, or sublicense as applicable, solely for purposes of Commercializing Expanded Special Products in the Field-of-Use in the AbbVie Territory; and

(ii)                                  a non-exclusive, perpetual, irrevocable, fully paid and royalty-free right and license, or sublicense as applicable, solely for purposes of Commercializing New Products in the Field-of-Use in the AbbVie Territory.

(b)                                 Grant of Rights for Development.  Subject to the terms of this Agreement and, if applicable, any Special Products Ancillary Agreements or In-Licensed Intellectual Property Agreements, Abbott, on behalf of itself and the Abbott Subsidiaries, to the extent each such Business Entity has rights, hereby grants to AbbVie and the AbbVie Subsidiaries under the Abbott Special Products Patents, Abbott In-Licensed Intellectual Property and Abbott Special Products Clinical Development Data, the following:

(i)                                     a non-exclusive, perpetual, irrevocable, fully paid and royalty-free right and license, or sublicense as applicable, to Develop Special Products anywhere in the world solely for the purpose of securing Regulatory Approvals for the Commercialization of Special Products in the Field-of-Use in the AbbVie Territory; and

(ii)                                  a non-exclusive, perpetual, irrevocable, fully paid and royalty-free right and license, or sublicense as applicable, to Develop New Products in the Field-of-Use anywhere in the world solely for the purpose of securing Regulatory Approvals for the Commercialization of New Products in the Field-of-Use in the AbbVie Territory.

(c)                                  Grant of Rights for Manufacturing.  Subject to the terms of this Agreement and, if applicable, any Special Products Ancillary Agreements or In-Licensed Intellectual Property Agreements, Abbott, on behalf of itself and the Abbott Subsidiaries, to the extent each such Business Entity has rights, hereby grants to AbbVie and the AbbVie Subsidiaries under the Abbott Special Products Patents, Abbott In-Licensed Intellectual Property and Abbott Special Products Clinical Development Data, the following:

(i)                                     a non-exclusive, perpetual, irrevocable, fully paid and royalty-free right and license, or sublicense as applicable, to Manufacture and have Manufactured Special Products anywhere in the world solely for the purpose of Commercializing Special Products in the Field-of-Use in the AbbVie Territory and for the purpose of AbbVie fulfilling its obligations under a manufacturing agreement to manufacture a Special Product; and

(ii)                                  a non-exclusive, perpetual, irrevocable, fully paid and royalty-free right and license, or sublicense as applicable, to Manufacture and have Manufactured New Products anywhere in the world solely for the purpose of Commercializing New Products in the Field-of-Use in the AbbVie Territory.

(d)                                 Right to Access, Reference or Cross-Reference.  Subject to the terms of this Agreement and, if applicable, any Special Products Ancillary Agreements or In-Licensed Intellectual Property Agreements, Abbott, on behalf of itself and the Abbott Subsidiaries, to the extent each such Business Entity has rights, hereby grants to AbbVie and the AbbVie Subsidiaries the exclusive right to access, reference or cross-reference the Abbott Special Products Regulatory Documentation and Abbott Special Products Clinical Development Data to support AbbVie’s Regulatory Approval applications for the Special Products in the AbbVie Territory and solely for the purpose of Developing, Manufacturing, using and Commercializing the Special Products in accordance with the foregoing license grants in this Section 3.02.

(e)                                  No Rights to Abbott New Products Intellectual Property.  The Parties acknowledge and agree that neither this Agreement nor any Special Products Ancillary Agreement grants to AbbVie or any of its Subsidiaries any rights under the Abbott New Product Patents or Abbott New Product Know-How.  Abbott shall solely own all rights to such Assets.

Section 3.03                             Sublicense Rights.  Subject to the terms of the In-Licensed Intellectual Property Agreements, either Party may grant sublicenses (or further rights to access, reference or cross-reference) under the licenses in Section 3.01 and Section 3.02; provided that any such sublicenses shall be consistent with the terms and conditions of this Agreement and any applicable In-Licensed Intellectual Property Agreement; provided further that (a) within ten (10) business days after execution, such Party shall provide the other Party with a copy of each sublicense agreement (as may be redacted for confidentiality obligations), and (b) each sublicense granted by a Party pursuant to this Section 3.03 shall be subject and subordinate to the terms and conditions of this Agreement, the applicable Special Products Ancillary Agreements and the applicable In-Licensed Intellectual Property Agreements, including, that both during the term of the sublicense and thereafter, the sublicensee shall be bound by a confidentiality obligation substantially similar to that by which a Party is bound under this Agreement.  The sublicensing Party hereby guarantees and shall be liable for the performance of its sublicensees with respect to its obligations under this Agreement.

Section 3.04                             Obligation with Respect to Affiliates and Subsidiaries.  To the extent that any Affiliate or Subsidiary of any Party exercises any rights or obligations of such Party under this Agreement or any Special Products Ancillary Agreement, such Party shall ensure that such

Affiliate or Subsidiary exercises such rights and obligations in a manner consistent with, and subject to the applicable provisions of, this Agreement and the applicable Special Products Ancillary Agreement(s).

Section 3.05                             In-Licensed Intellectual Property.  The terms of the licenses in Article III and additional provisions and restrictions with respect to the In-Licensed Intellectual Property are set forth in this Agreement and any Special Products Ancillary Agreements, including reporting obligations to the licensor, audit rights and calculation of royalties, if any.  Each Party covenants that it shall comply with the terms of each In-Licensed Intellectual Property Agreement applicable to such Party.

Section 3.06                             Third Party License Agreements.

(a)                                 Notification.  In the event that Abbott or AbbVie, as the case may be, after a good faith analysis, determines that one or more licenses to Patents, Trademarks or Know-How of a Third Party (other than as may already be licensed under an In-Licensed Intellectual Property Agreement) may be required in order to Develop, Manufacture, use or Commercialize a Special Product (“Third Party License Agreements”), it shall promptly notify the other, and the Parties shall meet to discuss the basis for such determination.

(b)                                 Negotiation Responsibility.

(i)                                     Subject to Section 3.06(b)(iii), Abbott shall be responsible for negotiating and entering into any Third Party License Agreements regarding Patents, Trademarks or Know-How that could be relevant, useful or necessary to Develop, Manufacture, use or Commercialize any Special Product in the Abbott Territory.

(ii)                                  Subject to Section 3.06(b)(iii), AbbVie shall be responsible for negotiating and entering into any Third Party License Agreements regarding Patents, Trademarks or Know-How that could be relevant, useful or necessary to Develop, Manufacture, use or Commercialize any Special Product in the AbbVie Territory.

(iii)                               Notwithstanding the foregoing, if a Third Party License Agreement regarding any Patents, Trademarks or Know-How could be relevant, necessary or useful to Develop, Manufacture, use or Commercialize any Special Product both in the Abbott Territory and the AbbVie Territory, in each case, the Parties shall agree which Party shall be primarily responsible for negotiating and entering into any such Third Party License Agreement.  Any Third Party License Agreement entered into pursuant to this Section 3.06(b)(iii) shall be mutually agreed to by the Parties and shall ensure that the Development, Manufacture, use and Commercialization of such Special Product in both the Abbott Territory and the AbbVie Territory, in each case, shall be licensed or otherwise protected from a claim of infringement to the applicable Third Party Patents, Trademarks or Know-How; provided, however, if the Parties are unable to mutually agree on the terms of any such Third Party License Agreement, (A) either Party shall be free to enter into a license agreement with such Third Party solely with respect to such Party’s territory, provided such agreement does not diminish the value of the other Party’s grant of rights pursuant to Section 3.01 or Section 3.02, as the case may be, (B) such Party shall have no obligation to sublicense such Patents, Trademarks or Know-How of such Third Party to the other Party, and (C) such Patents, Trademarks or Know-How of such Third Party shall not be deemed to be “Controlled” by such Party for purposes of the applicable license grants in this Agreement.

(c)                                  Responsibility for Payments to Third Parties.  Abbott shall be solely responsible for any royalties, fees or other payments due under any Third Party License Agreement to the extent solely related to Commercialization of any Special Product in the Abbott Territory.  AbbVie shall be solely responsible for any royalties, fees or other payments due under any Third Party License Agreement to the extent solely related to Commercialization of any Special Products in the AbbVie Territory.  The Parties shall mutually agree how to allocate responsibility for royalties, fees or other payments due under any Third Party License Agreement to the extent not solely allocable to either the Abbott Territory or the AbbVie Territory.

ARTICLE IV
INTELLECTUAL PROPERTY RIGHTS

Section 4.01                             Disclosure of Improvements and Special Products Know-How.  Subject to Article X, each Party shall disclose to the other Party Improvements and Special Products Know-How (a) as part of a technology transfer under manufacturing agreements for Special Products and (b) with respect to Development activity in accordance with Section 5.02(a). Further, all disclosures under this Section 4.01 shall be made at least sixty (60) days prior to any public disclosure of such Improvement or Special Products Know-How or any required submission to Governmental Authorities in compliance with the requirements of government supported research.  The filing of a patent application is not intended to constitute a “public disclosure” for purposes of the immediately preceding sentence.

Section 4.02                             Ownership.

(a)                                 Improvements.  Except as set forth in Section 4.02(b), Improvements (and all intellectual property rights related thereto) created or Developed by or on behalf of Abbott or any Abbott Subsidiary shall be solely owned by Abbott or any Abbott Subsidiary and Improvements (and all intellectual property rights related thereto) created or Developed by or on behalf of AbbVie or any AbbVie Subsidiary shall be solely owned by AbbVie or any AbbVie Subsidiary.

(b)                                 Special Products Know-How.  Subject to Section 5.02(a), any and all Special Products Know-How shall be jointly owned.  In the event of a Dispute as to whether something constitutes Special Products Know-How, Abbott and AbbVie shall resolve such Dispute in accordance with the terms of Article XI.  The Parties acknowledge that the ownership rights set forth in this Section 4.02(b) are subject to the licenses granted pursuant to this

Agreement, any Special Products Ancillary Agreement and the In-Licensed Intellectual Property Agreements.  Subject to the licenses granted pursuant to this Agreement and any Special Products Ancillary Agreement and subject to Section 3.03, each Party shall be free to use and exploit (which shall include the right to grant licenses under) the Special Products Know-How, without any duty of accounting to the other Party.  Each Party shall be exclusively responsible for any compensation payable to any of its employees, subcontractors and sublicensees in respect of any Special Products Know-How.  To the extent that any right, title or interest in or to any Special Products Know-How vests in a Party by operation of applicable Law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, such Party shall, and hereby does, irrevocably assign to the other Party joint right, title and interest throughout the world in and to such Special Products Know-How without the need for any further action by any Party.

Section 4.03                             Prosecution of Patent Rights.

(a)                                 Prosecution by Abbott.  Except as otherwise set forth in this Agreement or any Special Products Ancillary Agreement, Abbott shall have the sole right to prepare, file, prosecute and maintain the Abbott Special Products Patents and the Abbott New Product Patents.  If, during the term of this Agreement, Abbott intends to allow any Abbott Special Products Patent to expire or intends to otherwise abandon any such Abbott Special Products Patent, Abbott shall notify AbbVie of such intention at least sixty (60) days prior to the date upon which such patent shall expire or be abandoned, and, subject to the terms of any In-Licensed Intellectual Property Agreement, AbbVie shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof.  To the extent AbbVie elects to assume such responsibility, Abbott shall promptly assign to AbbVie, without compensation, all of Abbott’s right, title and interest in and to such abandoned Abbott Special Products Patents.

(b)                                 Prosecution by AbbVie.  Except as otherwise set forth in this Agreement or any Special Products Ancillary Agreement, AbbVie shall have the sole right to prepare, file, prosecute and maintain the AbbVie Special Products Patents and the AbbVie New Product Patents.  If, during the term of this Agreement, AbbVie intends to allow any AbbVie Special Products Patent to expire or intends to otherwise abandon any such AbbVie Special Products Patent, AbbVie shall notify Abbott of such intention at least sixty (60) days prior to the date upon which such patent shall expire or be abandoned, and, subject to the terms of any In-Licensed Intellectual Property Agreement, Abbott shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof.  To the extent Abbott elects to assume such responsibility, AbbVie shall promptly assign to Abbott, without compensation, all of AbbVie’s right, title and interest in and to such abandoned AbbVie Special Products Patents.

(c)                                  Prosecution of Patents Covering Special Products Know-How.  Abbott shall be the owner of Special Products Know-How Patents in the Abbott Territory and AbbVie shall be the owner of Special Products Know-How Patents in the AbbVie Territory.  To the extent that any right, title or interest in or to any Special Products Know-How Patent vests in a Party by operation of applicable Law or otherwise, in a manner contrary to the agreed upon ownership as set forth in the preceding sentence, such Party shall, and hereby does, irrevocably assign to the other Party joint right, title and interest throughout the world in and to such Special Products Know-How Patent without the need for any further action by any Party.  Abbott shall have the primary right to prepare, file, prosecute and maintain Special Products Know-How Patents in the Abbott Territory.  AbbVie shall have the primary right to prepare, file, prosecute and maintain Special Products Know-How Patents in the AbbVie Territory.

(d)                                 No Disclosure of Confidential Information.  Neither Party shall have the right to disclose Confidential Information belonging solely to the other Party when preparing, filing, prosecuting or maintaining any AbbVie Special Products Patent, AbbVie New Product Patent, Abbott Special Products Patent, Abbott New Product Patent, or Special Products Know-How Patent, as applicable, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

Section 4.04                             Prosecution Costs.

(a)                                 Except as otherwise set forth in this Agreement or any Special Products Ancillary Agreement, Abbott shall be responsible for all costs or expenses incurred by it in the course of preparing, filing, prosecuting and maintaining all (i) Abbott Special Products Patents and Abbott New Product Patents and (ii) Special Products Know-How Patents in the Abbott Territory.

(b)                                 Except as otherwise set forth in this Agreement or any Special Products Ancillary Agreement, AbbVie shall be responsible for all costs or expenses incurred by it in the course of preparing, filing, prosecuting and maintaining all (i) AbbVie Special Products Patents and AbbVie New Product Patents and (ii) Special Products Know-How Patents in the AbbVie Territory.

(c)                                  In the event that a Party does not want to support, or continue to support, the preparation, filing, prosecution or maintenance of any Special Products Know-How Patent in a particular country in such Party’s territory, it shall so notify the other Party in writing and it shall not be obligated to pay for any costs or expenses relating to the preparation, filing, prosecution or maintenance of such Special Products Know-How Patent which are incurred following delivery of such notification.  In the event a Party notifies the other Party of its election not to support the preparation, filing, prosecution or maintenance of a Special Products Know-How Patent in a particular country in such Party’s territory pursuant to the provisions of this Section 4.04, then it shall, upon the request of the other, assign to the other, without compensation to the assignor, but at the expense of the assignee, all of the notifying Party’s right, title and interest in and to such Special Products Know-How Patent in such country, and such Special Products Know-How Patent shall thereafter be owned by AbbVie or Abbott, as applicable.

Section 4.05                             Prosecution Cooperation.  Each of Abbott and AbbVie shall make available to the other (or to the other’s authorized attorneys, agents or representatives) its employees, agents or consultants to the extent necessary or reasonable to enable the requesting Party to prepare, file, prosecute and maintain all Special Products Know-How Patents filed by the Parties, and for periods of time sufficient for such Party to obtain the necessary assistance from such personnel.  In addition, where appropriate, each of Abbott and AbbVie shall perform such commercially reasonable acts (including signing or causing to have signed all documents necessary) for the appropriate Party to prepare, file, prosecute and maintain all such Special Products Know-How Patents.  Any costs of cooperation under this Section 4.05 shall be at the expense of the requesting Party.

Section 4.06                             Notice of Issuance.  Abbott shall deliver or have delivered to AbbVie in a timely manner copies of all patent applications, amendments, related correspondence, and other documents reasonably requested by AbbVie concerning all Abbott Special Products Patents in the Major Jurisdictions that are related to the AbbVie’s Manufacture, Development, use or Commercialization activities with respect to a Special Product and the Special Products Know-How Patents in the Major Jurisdictions for which Abbott is the prosecuting Party.  AbbVie shall deliver or have delivered to Abbott in a timely manner copies of all patent applications, amendments, related correspondence, and other documents reasonably requested by Abbott concerning all AbbVie Special Products Patents in the Major Jurisdictions that are related to Abbott’s Manufacture, Development, use or Commercialization activities with respect to a Special Product and the Special Products Know-How Patents in the Major Jurisdictions for which AbbVie is the prosecuting Party.

Section 4.07                             Matters Involving Infringement.  In the event either Party reasonably believes that a Third Party infringes, or is reasonably likely to infringe, Abbott Special Products Patents, AbbVie Special Products Patents or Special Products Know-How Patents with respect to the applicable Special Product, then each Party shall be solely responsible, at its cost, for the control of any infringement Proceeding in its territory and shall be solely entitled to any recovery and solely responsible to pay any Liability resulting therefrom.

Section 4.08                             Third Party Infringement Suit.  In the event that a Third Party brings a Proceeding against AbbVie, Abbott or any of their respective Subsidiaries alleging that the Manufacture, use or Commercialization of a Special Product infringes such Third Party’s intellectual property rights, including Patents and Trademarks, then Abbott and AbbVie shall defend such Proceeding pursuant to their indemnification obligations set forth in Section 9.01 or Section 9.02, as applicable.

Section 4.09                             Inventor Remuneration.  If, in respect of an invention underlying a Special Products Patent, any payment is owed from or after the Effective Time by either Party to any current or former employee who is, under the Law of any jurisdiction, entitled to such payment as a remuneration of such employee’s contribution to the invention (an “Employee Inventor Remuneration Entitlement”), the following shall apply:

(a)                                 If and to the extent that the actions or events that give rise to an Employee Inventor Remuneration Entitlement are related exclusively to Abbott, Abbott shall indemnify and hold harmless AbbVie from and against the Employee Inventor Remuneration Entitlements resulting from such actions or events.  If and to the extent that the actions or events that give rise to an Employee Inventor Remuneration Entitlement are related exclusively to AbbVie, AbbVie shall indemnify and hold harmless Abbott from and against the Employee Inventor Remuneration Entitlements resulting from such actions and events.  If and to the extent that the actions or events that give rise to an Employee Inventor Remuneration Entitlement are related to both Parties, then the Party who is not legally obligated to pay the Employee Inventor Remuneration Entitlements shall indemnify and hold harmless the other Party from and against the Employee Inventor Remuneration Entitlements resulting from such actions or events on a pro rata basis, taking into account the relative benefit from such actions and events to the Party not legally obligated to pay the Employee Inventor Remuneration Entitlements.

(b)                                 If the determination, adjustment, adaption or other assessment of an Employee Inventor Remuneration Entitlement is, or becomes after the Effective Time, the subject matter of: (i) any Proceeding; (ii) any consultations, negotiations or agreement with the relevant employee or a body of employees; or (iii) a unilateral decision of a Party (each of (i) through (iii), including any appeals, a “Remuneration Assessment”), the Parties shall cooperate with respect to such Remuneration Assessment in good faith.  The Party against which a Remuneration Assessment is made shall: (A) provide Notice to the other Party about, and offer the other Party reasonable opportunity to participate in, the Remuneration Assessment; (B) take the other Party’s reasonable comments and requests into due consideration; and (C) refrain from acknowledging or settling, agreeing to or unilaterally deciding on the relevant Employee Inventor Remuneration Entitlement without the other Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(c)                                  Each Party shall provide the other Party with any information about the commercial exploitation of the relevant Special Products Patent, including any payments or other economic benefits received from such exploitation, by the Party and its Subsidiaries reasonably requested by the other Party for any determination under Sections 4.09(a) and Section 4.09(b).

ARTICLE V
DEVELOPMENT MATTERS

Section 5.01                             Development Rights and Responsibilities.  Subject to the provisions of Article III, this Article V and, if applicable, any Special Products Ancillary Agreements, each Party shall have the right to conduct further Development of Special Products and to Develop New Products.

Section 5.02                             Development Activities for Special Products.

(a)                                 Proposal and Opt-In.  If, during the term of the applicable manufacturing agreement, a Party desires to further Develop a Special Product, and the estimated Development costs are expected to be in excess of three million United States Dollars ($3,000,000), then such Party shall submit to the other Party its proposal for such Development.  The non-proposing Party shall have the right to opt-in and participate in any such Development, such right to be exercised within sixty (60) days after receipt of such proposal.  In the event that the estimated costs for such Development is expected to be in excess of three million United States Dollars ($3,000,000) and the non-proposing Party does not elect to opt-in and participate in the Development thereof (including sharing in the costs and expenses thereof), then all intellectual property rights arising from such Development shall be excluded from the license grant in Section 3.01 or Section 3.02, as applicable, any Know-How created or developed in the course of such Development shall be solely owned by the proposing Party and shall not be considered Special Products Know-How, and the non-proposing Party shall have no rights to Manufacture, use or Commercialize a Special Product utilizing any Improvement resulting from such Development.

(b)                                 Other Development Requiring Disclosure.  Except as otherwise provided in Section 5.02(a), if, during the term of this Agreement, a Party desires to further Develop a Special Product, and such Development either (i) involves Clinical Development, or (ii) could reasonably be expected to require the other Party to have to amend or update its Regulatory Approvals for the applicable Special Product, then the Party planning such Development shall submit to the other Party a copy of the plan for such Development.

(c)                                  Contents of Proposal.  For Development that is subject to Section 5.02(a), all such proposals shall contain, at a minimum, information supporting the rationale for further Developing such Special Product from a scientific, regulatory and commercial standpoint, as well as an estimate of the timeframe for and cost of such Development.

(d)                                 Development Plans.  With respect to Development activities for which the non-proposing Party has elected to participate pursuant to Section 5.02(a), the Parties shall enter into a development agreement and prepare a development plan (each, a “Development Plan”) that shall, among other things:

(i)                                     identify all major Development tasks remaining to be accomplished prior to submission of filings for major regulatory milestones and Regulatory Approvals;

(ii)                                  identify key Development objectives, expected associated resources, risk factors, timelines, Go/No Go decision points and relevant decision criteria and, where appropriate, decision trees;

(iii)                               indicate how resources are expected to be provided by Abbott and AbbVie to support the Development for such Special Product;

(iv)                              include a reasonably detailed description and estimated budget for the Development activities that are expected to be performed by Abbott and AbbVie under the Development Plan; and

(v)                                 specify the manner in which the Development costs and expenses (including any costs and expenses incurred prior to the finalization of the applicable Development Plan) with respect to such activities shall be allocated between the AbbVie Territory and the Abbott Territory.

(e)                                  Included Improvements. If, during the term of the applicable manufacturing agreement, a Party Develops a Special Product, and either (i) the other Party opted into the Development pursuant to Section 5.02(a) or (ii) the estimated Development costs were not expected to be in excess of three million United States Dollars ($3,000,000), then any Improvement resulting from such Development shall be included in the definition of Special Products for purposes of this Agreement, all intellectual property rights arising from such Development shall be included in the license grant in Section 3.01 or Section 3.02, as applicable, any Know-How created or developed in the course of such Development shall be considered Special Products Know-How and jointly owned, and any Improvement resulting from any such Development shall be included in the technology transfer to the other Party at the expiration of the applicable manufacturing agreement in accordance with the terms of such manufacturing agreement.

Section 5.03                             Development Activities for New Products.  Either Party shall be free to Develop New Products.  Except as otherwise set forth in this Agreement or a Special Products Ancillary Agreement, neither Party shall have the right to opt-in to the Development activities of the other Party with respect to the Development of a New Product.  However, if a Party desires to conduct Clinical Development with respect to a New Product and at such time, the other Party is Commercializing the Special Product corresponding to such Clinical Development, then the Party planning such Clinical Development shall submit to the other Party a copy of the plan for such Clinical Development.

ARTICLE VI
COMMERCIALIZATION MATTERS

Section 6.01                             Abbott Territory.

(a)                                 Responsibility for Commercialization in Abbott Territory.  Subject to the terms and conditions of any applicable In-Licensed Intellectual Property Agreement, Abbott shall:

(i)                                     be solely responsible, at its own cost and expense, for Commercializing Special Products in the Abbott Territory;

(ii)                                  have the sole right to establish and modify conditions of sale of Special Products in the Abbott Territory, including the price or prices at which the Special Products in the Abbott Territory shall be sold, any discount applicable to payments or receivables, and similar matters;

(iii)                               invoice and book all sales of Special Products in the Abbott Territory; and

(iv)                              be exclusively responsible for accepting and filling purchase orders, billing, and returns with respect to Special Products in the Abbott Territory.  If AbbVie receives an order for Special Products for the Abbott Territory, it shall promptly transmit such order to Abbott.

(b)                                 No Sales by Abbott Outside Abbott Territory.  Abbott shall not engage in advertising specifically targeted outside the Abbott Territory for Special Products and Abbott shall not, directly or indirectly, Commercialize, or cause to be Commercialized, Special Products outside of the Abbott Territory, including through distributors, sub-distributors, sales representatives or otherwise or by assisting Third Parties to Commercialize Special Products outside of the Abbott Territory.  Abbott shall promptly advise AbbVie of any knowledge it has of Special Products intended for sale in the Abbott Territory being transported out of the Abbott Territory.

(c)                                  No Sales for Distribution into AbbVie Territory.  To the extent not prohibited by applicable Law, Abbott shall ensure that its employees, contractors or agents do not, directly or indirectly Commercialize any Special Products to any Third Party in circumstances where there is reasonable reason to believe that such Special Products shall be distributed or redistributed within the AbbVie Territory.  If Abbott receives notice from AbbVie that any Third Party is violating any terms of this Section 6.01(c), Abbott shall promptly take such steps or initiate Proceedings as may be commercially reasonable to stop such distribution or redistribution, including, to the extent not prohibited by applicable Law, terminating sales of all Special Products to any such Third Party.

(d)                                 Use of Third Parties.  Subject to the terms and conditions of any applicable In-Licensed Intellectual Property Agreement and the licenses granted herein, Abbott shall be free to utilize Third Parties to Commercialize Special Products in the Abbott Territory.

Section 6.02                             AbbVie Territory.

(a)                                 Responsibility for Commercialization in AbbVie Territory.  Subject to the terms and conditions of any applicable In-Licensed Intellectual Property Agreement, AbbVie shall:

(i)                                     be solely responsible, at its own cost and expense, for Commercializing Special Products in the AbbVie Territory;

(ii)                                  have the sole right to establish and modify conditions of sale of Special Products in the AbbVie Territory, including the price or prices at which the Special Products in the AbbVie Territory shall be sold, any discount applicable to payments or receivables, and similar matters;

(iii)                               invoice and book all sales of Special Products in the AbbVie Territory; and

(iv)                              be exclusively responsible for accepting and filling purchase orders, billing, and returns with respect to Special Products in the AbbVie Territory.  If Abbott receives an order for Special Products for the AbbVie Territory, it shall promptly transmit such order to AbbVie.

(b)                                 No Sales by AbbVie Outside AbbVie Territory.  AbbVie shall not engage in advertising specifically targeted outside the AbbVie Territory Special Products and AbbVie shall not, directly or indirectly, Commercialize, or cause to be Commercialized, Special Products outside of the AbbVie Territory, including through distributors, sub-distributors, sales representatives or otherwise or by assisting Third Parties to Commercialize Special Products outside of the AbbVie Territory.  AbbVie shall promptly advise Abbott of any knowledge it has of Special Products intended for sale in the AbbVie Territory being transported out of the AbbVie Territory.

(c)                                  No Sales for Distribution into Abbott Territory.  To the extent not prohibited by applicable Law, AbbVie shall ensure that its employees, contractors or agents do not, directly or indirectly Commercialize any Special Products to any Third Party in circumstances where there is reasonable reason to believe that such Special Products shall be distributed or redistributed within the Abbott Territory.  If AbbVie receives notice from Abbott that any Third Party is violating any terms of this Section 6.02(c), AbbVie shall promptly take such steps or initiate Proceedings as may be commercially reasonable to stop such distribution or redistribution, including, to the extent not prohibited by applicable Law, terminating sales of all Special Products to any such Third Party.

(d)                                 Use of Third Parties.  Subject to the terms and conditions of any applicable In-Licensed Intellectual Property Agreement and the licenses granted herein, AbbVie shall be free to utilize Third Parties to Commercialize Special Products in the AbbVie Territory.

Section 6.03                             Compassionate Use.  With respect to (a) requests from patients participating as of the Effective Time in a Compassionate Use Program and (b) requests, after the Effective Time, from patients with approvals from the appropriate Governmental Authorities seeking to participate in a Compassionate Use Program that reside in a jurisdiction that does not have a Regulatory Approval for such Special Product and which jurisdiction requires that such product be provided pursuant to a U.S. Regulatory Approval:

(i)                                     Abbott shall refer all requests from patients described in Section 6.03(b) to AbbVie;

(ii)                                  AbbVie shall be solely responsible, at its own cost and expense, for supplying Special Products for Compassionate Use Programs to patients described in Section 6.03(a); and

(iii)                               AbbVie shall only be obligated to supply Special Products for Compassionate Use Programs to patients described in Section 6.03(b) if, and to the extent, AbbVie elects, at its sole discretion, to provide such Special Products.

Section 6.04                             Domain Names.  The Parties acknowledge and agree that after the Effective Time, the Parties shall negotiate in good faith a process under which they shall share certain domain names for Special Products.  As part of these negotiations, the Parties shall consider parameters for the creation, implementation, maintenance and protection of such domain names. The Parties anticipate that these negotiations shall result in either written procedures or a separate domain name use agreement reflecting the Parties’ mutual understanding.

ARTICLE VII
MANUFACTURING MATTERS

Section 7.01                             Supply.  In accordance with and subject to the terms of a manufacturing agreement, the Parties shall agree upon which Party shall be responsible for the manufacture of each Special Product (in each case, the “Manufacturing Party”); provided that supply may be from one Party, or the other Party, or both Parties, depending on the supply chain for each Special Product or formulation thereof, and may span more than one manufacturing agreement.  During the term of a manufacturing agreement, the non-Manufacturing Party shall purchase the Special Product from the Manufacturing Party and the Manufacturing Party shall manufacture and supply the Special Product to the non-Manufacturing Party in accordance with this Article VII and the more detailed terms of the particular manufacturing agreement.

Section 7.02                             Cooperation.  Abbott and AbbVie shall each reasonably and in good faith cooperate with the other to resolve any operational issues (e.g., issues related to forecasting, ordering, batch review, acceptance and rejection of Special Products, and allocation of supply) that arise with respect to the manufacture of Special Products supplied pursuant to a manufacturing agreement.

ARTICLE VIII
REGULATORY MATTERS

Section 8.01                             Ownership of Regulatory Approvals.  All Regulatory Documentation for the Special Products to be Commercialized in the Abbott Territory shall be filed in the name of and owned by Abbott, an Abbott Subsidiary or their respective designees.  All Regulatory Documentation for the Special Products to be Commercialized in the AbbVie Territory shall be filed in the name of and owned by AbbVie, an AbbVie Subsidiary or their respective designees.  In the event a Party seeks to withdraw a Regulatory Approval of a Special Product in its territory, such Party shall so notify the other Party in writing not less than ninety (90) days prior to seeking such withdrawal and shall discuss in good faith and endeavor to agree to a mitigation strategy regarding the negative impact, if any, such withdrawal is reasonably likely to have on such other Party’s business with respect to such Special Product.

Section 8.02                             Allocation of Regulatory Responsibilities.  The Parties agree to the following allocation of responsibilities with respect to regulatory matters related to the Special Products:

(a)                                 Interactions with Governmental Authorities.  Except as set forth in any Special Products Ancillary Agreement or In-Licensed Intellectual Property Agreement and subject to the provisions of Section 8.03, each Party shall be responsible for interfacing, corresponding and meeting with Governmental Authorities with respect to all issues primarily related to the Special Products in its territory (each, respectively, the “Interacting Party”).  When engaging in such actions, the Interacting Party shall use commercially reasonable efforts to maintain obligations of confidentiality of the other Party with respect to information relating to the Special Products. The Interacting Party shall provide the other Party in a timely manner with written meeting minutes or a summary of significant meetings with any Governmental Authority in any of the Major Jurisdictions with respect to a Special Product.  Subject to the provisions of Section 8.03, the other Party shall not, without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Interacting Party or unless so required by Law (and then only pursuant to the terms of this Section 8.02(a)), correspond or communicate with any Governmental Authority in the Interacting Party’s territory concerning a Special Product.  If the other Party is advised by its legal counsel that it is required by Law to communicate with any such Governmental Authority, then the other Party shall so advise the Interacting Party in writing as soon as practicable and, unless the Law prohibits, provide the Interacting Party, to the extent practicable, in advance with a copy of any proposed written communication with such Governmental Authority and reasonably comply with any and all reasonable direction of the Interacting Party concerning any meeting or written or oral communication with such Governmental Authority in the Interacting Party’s territory concerning a Special Product.

(b)                                 Submissions to Governmental Authorities.  Except as set forth in a Special Products Ancillary Agreement or In-License Intellectual Property Agreement and subject to the provisions of Section 8.03, the Interacting Party shall be responsible for (i) preparing and submitting to the applicable Governmental Authority (A) all annual and other periodic updates to the Regulatory Approvals for the Special Products that are required in its territory and (B) all supplements and amendments to any Regulatory Approvals with respect to Special Products in its territory (collectively and individually the items set forth in (A) and (B) above shall be referred to as “Regulatory Submission”), and (ii) taking all other actions that are necessary to maintain the Regulatory Approvals for the Special Products in its territory in accordance with applicable Laws.  In the event Governmental Authorities require that a single, common Regulatory Submission be submitted in both the Abbott Territory and the AbbVie Territory, the Parties shall discuss and determine the proper allocation of responsibilities with respect to preparing such Regulatory Submissions.

(c)                                  Support of Regulatory Submissions.  Upon request, the other Party shall provide in a timely manner data (other than Clinical Development Data) it holds regarding Regulatory Approvals in its territory that may be required by the Interacting Party to prepare and submit Regulatory Submissions in the Interacting Party’s territory.  With respect to Clinical Development Data, each Party shall provide in a timely manner to the other Party all Clinical Development Data it holds regarding Regulatory Approvals in its territory for Special Products. However, with respect to all data described in this Section 8.02(c) that relates to Development of a Special Product initiated after the Effective Time, unless the Interacting Party has obtained rights pursuant to Section 5.02(e) to the data that is generated from such Development, the Interacting Party may not use the data provided by other Party under this Section 8.02(c) for purposes of expanding its labeling or obtaining additional approvals for the applicable Special Product.  All data provided by other Party under this Section 8.02(c) shall be provided “as-is”, without additional formatting or analysis.  Further, if requested, the Party providing such data shall provide uncertified translations of documents received from a Governmental Authority (e.g., deficiency letters) that are not written in English.  The cost of such translations shall be borne by the providing Party if the requested data is required by a Governmental Authority and by the requesting Party in all other circumstances.

Section 8.03                             Sharing of Correspondence with Governmental Authorities.  Each Party shall promptly provide to the other copies of any documents or correspondence received from a Governmental Authority pertaining to a Special Product (including any meeting minutes) to the extent such documents and correspondence have a reasonable potential to impact the labeling, or to materially impact the Commercialization of a Special Product in the other Party’s territory.

Section 8.04                             Pharmacovigilance and Medical Inquiries.

(a)                                 Pharmacovigilance.  Each Party agrees to share relevant information it receives (either directly or indirectly) with the other Party in a timely manner so as to allow the responsible Party to comply with its responsibility to process pharmacovigilance information.  Pursuant to the terms of a safety data exchange agreement, the maintaining Party shall provide the other Party access to such data for each Special Product.

(b)                                 Medical Inquiries.  AbbVie shall be ultimately responsible for handling all medical questions or inquiries in the AbbVie Territory with regard to the Special Products.  Abbott shall forward all medical questions or inquiries made to Abbott from members of the medical and paramedical professions and consumers regarding the Special Products in the AbbVie Territory in accordance with a safety data exchange agreement.  Abbott shall be ultimately responsible for handling all medical questions or inquiries in the Abbott Territory with regard to the Special Products.  AbbVie shall forward all medical questions or inquiries made to AbbVie from members of the medical and paramedical professions and consumers regarding the Special Products in the Abbott Territory in accordance with a safety data exchange agreement.

Section 8.05                             Labeling Changes.  In the event either Party seeks to change a core label and/or core package insert (e.g., the CCDS, MasterSmPC, core PIL, US PI or its equivalent) for a Special Product due to safety or efficacy concerns, the Party seeking to make the change shall notify the other Party and provide the other Party with applicable data for its review and evaluation within thirty (30) days of compiling such data.  The Parties may discuss in good faith and endeavor to agree upon all proposed significant safety or efficacy changes to the labeling and/or package inserts for Special Products in Major Jurisdictions.  Each Party agrees to consider all comments of the other in good faith. Notwithstanding any good faith discussions, Abbott shall have the right to file for such labeling change as it reasonably deems appropriate in the Abbott Territory and AbbVie shall have the right to file for such labeling change as it reasonably deems appropriate in the AbbVie Territory, as applicable.

Section 8.06                             Notification or Information.  Each Party shall promptly inform the other Party of any notification of any action by, or notification or other information which it receives (directly or indirectly) from, any Governmental Authority in the AbbVie Territory or Abbott Territory or from any other Person (together with copies of correspondence related thereto), which (a) raises any material concerns regarding the safety or efficacy of any Special Product, (b) indicates or suggests a potential material Liability for either Party to any Third Party arising in connection with any Special Product, or (c) indicates a reasonable potential for a Recall of any Special Product; provided, however, that neither Party shall be obliged to disclose information in breach of any contractual restriction which it could not reasonably have avoided.  Information that shall be disclosed pursuant to this Section 8.06 (to the extent such information otherwise satisfies the requirements set forth in the preceding sentence) shall include:  (i)

receipt of a warning letter, untitled letter or any other related Governmental Authority action relating to any Special Product and any responses related thereto; and (ii) an initiation of any Governmental Authority Proceeding, detention, seizure or injunction concerning any Special Product.

Section 8.07                             Recalls.

(a)                                 Notification.  Each Party shall within one (1) business day notify the other Party in writing if it determines that any event, incident or circumstance has occurred which may result in the need for a recall, market withdrawal or field alert (each, a “Recall”) with respect to a Special Product.

(b)                                 Recalls in the Respective Territories.  Each Party shall determine whether to implement a Recall of a Special Product in its territory and upon what terms and conditions the Special Product shall be subject to a Recall; provided, however, that, prior to any implementation of a Recall of a Special Product in its territory, to the extent practicable, the Party conducting the Recall shall consult with the other Party and consider in good faith any comments such Party may have with respect to such implementation.  Each Party shall be responsible for discussions with any Governmental Authority in its territory regarding all aspects of a Recall.

(c)                                  Costs and Expenses of Recalls.  All costs and expenses associated with implementing any Recall of a Special Product shall be allocated between Abbott and AbbVie as follows:

(i)                                     In the event, and to the extent, that the Recall arises out of (A) the negligence or willful misconduct of AbbVie, or (B) a material breach of this Agreement or the applicable manufacturing Agreement by AbbVie, AbbVie shall bear the costs and expenses for the Recall (including any out-of-pocket expenses reasonably incurred by Abbott in conducting such Recall), up to one hundred percent (100%) thereof.

(ii)                                  In the event, and to the extent, that the Recall arises out of (A) the negligence or willful misconduct of Abbott, or (B) a material breach of this Agreement or the applicable manufacturing agreement by Abbott, Abbott shall bear the costs and expenses for the Recall (including any out-of-pocket expenses reasonably incurred by AbbVie in conducting such Recall), up to one hundred percent (100%) thereof.

(iii)                               In the event, and to the extent, that the Recall arises out of any event other than those set forth in Section 8.07(c)(i) or Section 8.07(c)(ii), Abbott shall bear the costs and expenses for the Recall in the Abbott Territory and AbbVie shall bear the costs and expenses for the Recall in the AbbVie Territory.

ARTICLE IX
INDEMNIFICATION

Section 9.01                             Indemnification by AbbVie.  Except as otherwise specifically set forth in any provision of this Agreement or of any Special Products Ancillary Agreement, AbbVie and each of the AbbVie Subsidiaries shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless each of the Abbott Indemnitees from and against all AbbVie Indemnity Obligations, except to the extent any such Liability is the result of a breach by Abbott or an Abbott Subsidiary of this Agreement or any Special Products Ancillary Agreement or the negligence or willful misconduct or omission by Abbott or an Abbott Subsidiary under this Agreement or any Special Products Ancillary Agreement; provided, however, that the indemnity in this Section 9.01 for AbbVie Special Products Liabilities shall not extend to a former director, officer, employee or agent of AbbVie or an AbbVie Subsidiary to the extent such Person would not be eligible for indemnification under the terms of (i) Abbott’s certificate of incorporation or bylaws in connection with the matter for which indemnification is sought due to action or inaction by such Person in connection with such matter; or (ii) the directors’ and officers’ insurance policy of Abbott would not cover such Person in connection with the matter for which indemnification is sought due to action or inaction by such Person in connection with such matter.

Section 9.02                             Indemnification by Abbott.  Except as otherwise specifically set forth in any provision of this Agreement or of any Special Products Ancillary Agreement, Abbott and each of the Abbott Subsidiaries shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless each of the AbbVie Indemnitees from and against all Abbott Indemnity Obligations, except to the extent any such Liability is the result of a breach by AbbVie or an AbbVie Subsidiary of this Agreement or any Special Products Ancillary Agreement or the negligence or willful misconduct or omission by AbbVie or an AbbVie Subsidiary under this Agreement or any Special Products Ancillary Agreement; provided, however, that the indemnity in this Section 9.02 for Abbott Special Products Liabilities shall not extend to a former director, officer, employee or agent of Abbott or an Abbott Subsidiary to the extent such Person would not be eligible for indemnification under the terms of (i) AbbVie’s certificate of incorporation or bylaws in connection with the matter for which indemnification is sought due to action or inaction by such Person in connection with such matter; or (ii) the directors’ and officers’ insurance policy of AbbVie would not cover such Person in connection with the matter for which indemnification is sought due to action or inaction by such Person in connection with such matter.

Section 9.03                             Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)                                 Insurance Proceeds and Other Amounts.  The Parties intend that any Liability subject to indemnification or contribution pursuant to this Agreement or any Special Products Ancillary Agreement:  (i) shall be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability; (ii) shall not be increased to take into account any Tax costs incurred by the

Indemnitee arising from any Indemnity Payments received from the Indemnifying Party (as defined below); and (iii) shall not be reduced to take into account any Tax benefit received by the Indemnitee arising from the incurrence or payment of any Indemnity Payment; provided that Section 9.03(a)(ii) and Section 9.03(a)(iii) shall not apply to Indemnity Payments made pursuant to the Tax Sharing Agreement.  Accordingly, the amount which either Party against whom a claim is made for indemnification under this Agreement (an “Indemnifying Party”) is required to pay to any Indemnitee shall be reduced by any Insurance Proceeds or any other amounts theretofore actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) by or on behalf of the Indemnitee in respect of the related Liability.  If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)                                 Insurers and Other Third Parties Not Relieved.  The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Special Products Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not be entitled to receive in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Special Products Ancillary Agreement.  Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article IX.  Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Proceeding to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Special Products Ancillary Agreement.

Section 9.04                             Procedures for Indemnification of Third Party Claims.

(a)                                 Notice of Claims.  If, at or following the date of this Agreement, an Indemnitee receives notice or otherwise learns of the assertion or commencement by a Third Party of any Proceeding against the Indemnitee with respect to which the Indemnitee believes that AbbVie (in the case of an Abbott Indemnitee) or Abbott (in the case of an AbbVie Indemnitee) is obligated to provide indemnification to such Indemnitee pursuant to this

Agreement or any Special Products Ancillary Agreement (collectively, a “Third Party Claim”), such Indemnitee shall give such Indemnifying Party Notice thereof within ten (10) days (or sooner if the nature of the Third Party Claim so requires) after becoming aware of such Third Party Claim.  The Notice must describe the Third Party Claim in reasonable detail or, in the alternative, include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.  Notwithstanding the foregoing, the failure of any Indemnitee to give the Notice as provided in this Section 9.04(a) shall not relieve the related Indemnifying Party of its obligations under this Article IX, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give the Notice in accordance with this Section 9.04(a).

(b)                                 Control of Defense.  An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim.  Within thirty (30) days after the receipt of a Notice from an Indemnitee in accordance with Section 9.04(a) (or sooner, if the nature of the Third Party Claim so requires), the Indemnifying Party shall provide a Notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third Party Claim and specifying any reservations or exceptions to its defense.  If an Indemnifying Party elects not to assume responsibility for defending any Third Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a Notice from an Indemnitee as provided in Section 9.04(a), then the Indemnitee that is the subject of such Third Party Claim shall be entitled to continue to conduct and control the defense of such Third Party Claim.

(c)                                  Allocation of Defense Costs.  If an Indemnifying Party has elected to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.  If an Indemnifying Party elects not to assume responsibility for defending any Third Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a Notice from an Indemnitee as provided in Section 9.04(a), and the Indemnitee conducts and controls the defense of such Third Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third Party Claim.

(d)                                 Right to Monitor and Participate.  An Indemnitee that does not conduct and control the defense of any Third Party Claim, or an Indemnifying Party that has failed to elect to defend any Third Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 9.04(c) shall not apply to such fees and expenses.  Notwithstanding the foregoing, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party.  In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e)                                  No Settlement.  Neither Party may settle or compromise any Third Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld; unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third Party Claim.  The Parties hereby agree that if a Party presents the other Party with a Notice containing a proposal to settle or compromise a Third Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f)                                   Pending Third Party Claims.  The provisions of this Article IX shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement.  There shall be no requirement under this Section 9.04 to give a Notice with respect to any Third Party Claims that exist as of the Effective Time.

(g)                                  Allocation of Proceeding Liabilities.  The Parties acknowledge that Liabilities for Proceedings (regardless of the parties to the applicable Proceeding) may be partly Abbott Liabilities and partly AbbVie Liabilities.  If the Parties cannot agree on an allocation of any such Liabilities for Proceedings, they shall resolve the matter pursuant to the procedures set forth in Article XI.  Neither Party shall, nor shall either Party permit its Subsidiaries to, file Third Party claims or cross-claims against the other Party or its Subsidiaries in a Proceeding in which a Third Party Claim is being resolved.

Section 9.05                             Additional Matters.

(a)                                 Timing of Payments.  Indemnity Payments or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IX shall be paid reasonably promptly (but in any event within sixty (60) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IX) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such Indemnity Payments or contribution payments, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities.  The indemnity and contribution provisions contained in this Article IIX shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder.

(b)                                 Notice of Direct Claims.  Any claim for indemnification under this Agreement or any Special Products Ancillary Agreement which does not result from a Third Party Claim (a “Direct Claim”) must be asserted by a Notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such Direct Claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such Notice within which to respond thereto.  If such Indemnifying Party does not respond within such thirty (30)-day period, such Direct Claim specified in such Notice shall be conclusively deemed a Liability of the Indemnifying Party under this Section 9.05(b) or, in the case of any Notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date, when the amount of such Direct Claim (or such portion thereof) becomes finally determined.  If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such Direct Claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement or the Special Products Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)                                  Subrogation.  In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d)                                 Pursuit of Claims Against Third Parties.  If (i) a Party incurs any Liability arising out of this Agreement or any Special Products Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(e)                                  Substitution.  In any Proceeding in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practicable.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Proceeding as set forth in Section 9.04 and this Section 9.05, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Proceeding (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

Section 9.06                             Right of Contribution.

(a)                                 Contribution.  If any right of indemnification contained in Section 9.01 or Section 9.02 is held unenforceable or is unavailable for any reason, or is insufficient, to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and its Subsidiaries, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)                                 Contribution Procedures.  The provisions of Section 9.03 through Section 9.05 shall govern any contribution claims.

Section 9.07                             Remedies Cumulative.  The remedies provided in this Article IX shall be cumulative and, subject to the provisions of Section 9.09 and Section 11.01, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 9.08                             Survival of Indemnities.  The rights and obligations of each of the Parties and their respective Indemnitees under this Article IX shall survive (a) the sale or other transfer by either Party or any of its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its respective Subsidiaries.

Section 9.09                             Covenant Not to Sue.  Each Party hereby covenants and agrees that none of it, its Subsidiaries or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, neutral mediator or administrative agency anywhere in the world, alleging that:  (a) the assumption of any AbbVie Special Products Liabilities by AbbVie and the AbbVie Subsidiaries on the terms and conditions set forth in this Agreement and the Special Products Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Abbott Special Products Liabilities by Abbott and the Abbott Subsidiaries on the terms and conditions set forth in this Agreement and the Special Products Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IX are void or unenforceable for any reason.

ARTICLE X
CONFIDENTIALITY

Section 10.01                      Confidentiality.

(a)                                 Confidentiality.  Subject to Section 10.02 and except as contemplated by or otherwise provided in this Agreement or any Special Products Ancillary Agreement, Abbott, on behalf of itself and each of the Abbott Subsidiaries, and AbbVie, on behalf of itself and each of the AbbVie Subsidiaries, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives (each, a “Representative”) to hold, in strict confidence, with at least the same degree of care that applies to Abbott’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information, including Know-How, concerning the other Party (or its business) and the other Party’s Subsidiaries (or their respective businesses) that is either in its possession (including confidential and proprietary information in its possession prior to the Effective Time) or furnished by the other Party or the other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement or any Special Products Ancillary Agreement (“Confidential Information”), and shall not use any such Confidential Information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Confidential Information has been: (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; provided, however, that any such disclosure shall not be deemed to be in the public domain or generally available to the public merely because it is embraced by more general information in the public domain or generally available to the public; (ii) later lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information; or (iii) independently developed or generated without reference to or use of the respective proprietary or confidential information of the other Party or any of its Subsidiaries.  If any Confidential Information of one Party or any of its Subsidiaries is disclosed to another Party or any of its Subsidiaries in connection with providing services to such first

Party or any of its Subsidiaries under this Agreement or any Special Products Ancillary Agreement, then such disclosed Confidential Information shall be used only as required to perform such services.

(b)                                 No Release; Return or Destruction.  Each Party agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information addressed in Section 10.01(a) to any other Person, except its Representatives who need to know such Confidential Information in their capacities as such, and except in compliance with Section 10.02.  Confidential Information furnished by the other Party after the Effective Time pursuant to this Agreement or any Special Products Ancillary Agreement shall be subject to the provisions of Section 6.03 of the Separation Agreement.

(c)                                  Third-Party Information; Privacy or Data Protection Laws.  Each Party acknowledges that it and its respective Subsidiaries may presently have and following the Effective Time may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or the other Party’s Subsidiaries, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or the other Party’s Subsidiaries and that may be subject to and protected by privacy, data protection or other applicable Laws.  As may be provided in more detail in any applicable Special Products Ancillary Agreement, each Party agrees that it shall hold, protect and use, and shall cause its Subsidiaries and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into prior to the Effective Time or affirmative commitments or representations that were made prior to the Effective Time by, between or among the other Party or the other Party’s Subsidiaries, on the one hand, and such Third Parties, on the other hand.

Section 10.02      Protective Arrangements.  In the event that either Party or any of its Subsidiaries is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Confidential Information of the other Party, as applicable, that is subject to the confidentiality provisions hereof, such Party shall provide the other Party with Notice of such request or demand as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order, at such other Party’s cost and expense.  In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Confidential Information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Confidential Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

Section 10.03                      Other Permitted Disclosures.  Each Party may disclose the other Party’s Confidential Information to the extent that such disclosure is:

(a)                                 made by or on behalf of the Party making a disclosure to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval in accordance with the terms of this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with applicable Law;

(b)                                 made by or on behalf of the Party making a disclosure to a patent authority as may be reasonably necessary or useful for purposes of obtaining, defending or enforcing a Patent in accordance with the terms of this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such Confidential Information, to the extent such protection is available;

(c)                                  made by the Party making the disclosure to its and its Subsidiaries’ financial and legal advisors who have a need to know such disclosing Party’s Confidential Information and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, at least as restrictive as those set forth in this Agreement; provided that the Party making the disclosure under this Section 10.03(c) shall remain responsible for any failure by such financial and legal advisors, to treat such Confidential Information as required under this Article X;

(d)                                 made by the Party (or its Subsidiaries) making the disclosure to potential or actual investors or acquirers as may be necessary in connection with their evaluation of such potential or actual investment or acquisition; provided, however, that such Third Parties shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Party pursuant to this Article X (with a duration of confidentiality and non-use obligations as appropriate that is no less than ten (10) years from the date of disclosure); or

(e)                                  made by the Party (or its Subsidiaries or sublicensees) making the disclosure to its or their advisors, consultants, clinicians, vendors, service providers, contractors, existing or prospective collaboration partners, licensees, sublicensees, or other Third Parties as may be necessary or useful in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided, however, that such Third Parties shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article  (with a duration of confidentiality and non-

use obligations as appropriate that is no less than five (5) years from the date of disclosure for advisors, consultants, clinicians, vendors, service providers, contractors).

ARTICLE XI
DISPUTE RESOLUTION

Section 11.01                      Disputes.

(a)                                 Alternative Dispute Resolution Procedures.  The Parties acknowledge that, from time to time after the Effective Time, a controversy, dispute or claim (a “Dispute”) may arise relating to either Party’s rights or obligations under this Agreement or any Special Products Ancillary Agreement.  The Parties agree that any such Dispute (whether arising in contract, tort or otherwise) arising out of or relating in any way to this Agreement or any Special Products Ancillary Agreement (including regarding whether any Assets are AbbVie Assets, any Liabilities are AbbVie Liabilities or the interpretation or validity of this Agreement) shall be resolved by the dispute resolution process referred to in Schedule 7.01 of the Separation Agreement.

(i)                                     Notice.  Prior to initiating a dispute resolution proceeding, a Party first must send Notice to the other Party (A) describing the Dispute; and (B) requesting attempted resolution of the Dispute by good faith negotiations in accordance with Section 11.01(a)(ii).

(ii)                                  Negotiations.  The CEOs or Presidents of each Party shall designate a group of no more than three individuals (with representatives of each Party’s respective counsel not counting against such three individuals limit), to participate in good faith negotiations with a like group designated by the other Party aimed at resolving the Dispute.  The respective groups shall meet in person to conduct good faith negotiations during the twenty-one (21) day period following receipt of the Notice (such period, as it may be extended by mutual written consent, being the “Designees Discussion Period”).  By mutual written consent, the Parties may extend the twenty-one (21) day period for conducting such negotiations.  If the Parties fail to resolve the Dispute within the Designees Discussion Period, then the CEOs or Presidents of each Party shall review such Dispute, and shall conduct good faith negotiations with respect to such Dispute within fourteen (14) days following the end of the Designees Discussion Period.  If the Dispute is not resolved, within fourteen (14) days after the end of the Designees Discussion Period, and the fourteen (14) day period is not extended by mutual written consent, either Party may initiate a dispute resolution proceeding as provided in Schedule 7.01 of the Separation Agreement.

(b)                                 Continuation of Services and Commitments.  Unless otherwise agreed in writing, the Parties shall, and shall cause their respective Subsidiaries to, continue to honor all commitments under this Agreement and each Special Products Ancillary Agreement to the extent required by such Agreements during the course of dispute resolution pursuant to the provisions of this Article XI with respect to all matters related to such Dispute.

ARTICLE XII
TERM

Section 12.01      Term.  This Agreement shall be effective as of the Effective Time and shall continue in full force and effect until terminated by an agreement in writing signed by a duly authorize officer of each of the Parties.

Section 12.02      Expiration.  On a Special Product-by-Special Product basis, in the event a Party, including all sublicensees of such Party with respect to a Special Product, elects to discontinue all Commercialization activities for such Special Product, then the electing Party shall notify the other Party of such election.  Upon receipt of the foregoing notice, subject to Section 12.03, (a) this Agreement shall expire with respect to the Special Product identified in such notice and (b) each Party’s obligations hereunder shall expire with respect to such Special Product.

Section 12.03      Survival.  Except as expressly set forth in this Agreement or any Special Products Ancillary Agreement, the licenses, covenants and other agreements contained in Section 2.01, Section 2.02, Section 2.03, Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 4.02, Article IX, Article X, Article XI and Article XIII and Liability for the breach of any obligations contained herein or therein, shall survive the expiration of this Agreement with respect to such Special Product and shall remain in full force and effect thereafter.  In addition, if the Party that is discontinuing Commercialization activities with respect to a Special Product (or its Subsidiaries) still Controls a Patent that is relevant to the continuing Party’s Manufacture, Development, use or Commercialization activities with respect to such Special Product, then the covenants and other agreements contained in Article IV with respect to the preparation, filing, prosecution, maintenance and/or enforcement of such Patent shall survive the expiration of this Agreement until the expiration or invalidation of the last valid claim of such Patent covering such Special Product.

ARTICLE XIII
MISCELLANEOUS

Section 13.01                      Counterparts; Entire Agreement; Corporate Power; Facsimile Signatures.

(a)                                 Counterparts.  This Agreement and each Special Products Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

(b)                                 Entire Agreement.  This Agreement, the Special Products Ancillary Agreements, if any, the Separation Agreement and the exhibits, schedules and annexes hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.  Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Separation Agreement, the provisions of this Agreement shall control with respect to Special Products.  Further, in the event and to the extent there are any inconsistencies or conflicts between this Agreement and a Special Products Ancillary Agreement, if any, the terms of the particular Special Products Ancillary Agreement shall govern, unless otherwise agreed to in writing by the Parties; provided that, in the event there are any inconsistencies or conflicts between this Agreement, a Special Products Ancillary Agreement and an applicable In-Licensed Intellectual Property Agreement, the terms of the particular In-Licensed Intellectual Property Agreement shall govern.

(c)                                  Corporate Power.  Abbott represents on behalf of itself and, to the extent applicable, each Abbott Subsidiary and AbbVie represents on behalf of itself and, to the extent applicable, each AbbVie Subsidiary as follows:

(i)                                     each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Special Products Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)                                  this Agreement and each Special Products Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)                                 Signatures and Delivery.  Each Party acknowledges that it and the other Party may execute this Agreement and any Special Products Ancillary Agreement by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Special Products Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Special Products Ancillary Agreement.  Each Party expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause each such Agreement and Special Products Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 13.02      Governing Law.  This Agreement and, unless expressly provided therein, each Special Products Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of Laws and principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 13.03      Assignability.  Except as set forth in any Special Products Ancillary Agreement or In-Licensed Intellectual Property Agreement, (a) this Agreement and each Special Products Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns and (b) either Party may assign its rights or delegate its obligations under this Agreement or any Special Products Ancillary Agreement without the express prior written consent of the other Party hereto or the other parties thereto; provided, however, unless the assignment of rights or delegation of obligations is to an Affiliate or Subsidiary of the Party seeking such assignment or delegation, then such Party must first provide the other Party with prior written notice of such intention and afford such other Party a sixty (60) day right of first negotiation.  If the Parties are not able to reach an agreement after good faith negotiations during such sixty (60)-day period, then the Party intending to assign its rights or delegate its obligations under this Agreement or any Special Products Ancillary Agreement shall be free to do so; provided, however, any Person taking assignment shall assume all the obligations of the relevant Party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.  Nothing herein is intended to, or shall be construed to prohibit either Party or any of its Subsidiaries from being party to or undertaking a merger, consolidation or sale.

Section 13.04      Third Party Beneficiaries.  Except for the indemnification rights under this Agreement of an Abbott Indemnitee or AbbVie Indemnitee in their respective capacities as such under Article IX, (a) the provisions of this Agreement and each Special Products Ancillary Agreement are solely for the benefit of the Parties and their respective Subsidiaries, and their permitted successors and assigns, and are not intended to confer upon any Person except the Parties and their respective Subsidiaries, and their permitted successors and assigns, any rights or remedies hereunder; and (b) there are no other Third Party beneficiaries of this Agreement or any Special Products Ancillary Agreement and neither this Agreement nor any Special Products Ancillary Agreement shall provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Special Products Ancillary Agreement.

Section 13.05      Notices.  All Notices and, to the extent applicable and unless otherwise provided therein, under each of the Special Products Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a Notice):

If to Abbott:

AbbottLaboratories

100 Abbott Park Road

Building AP6D, Dept. 364

Abbott Park, Illinois 60064-6020

Attn:  General Counsel

Facsimile:  (847) 938-6277

If to AbbVie:

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064

Attn:  General Counsel

Facsimile: (847) 935-3294

Either Party may, by Notice to the other Party, change the address to which such Notices are to be given.

Section 13.06      Severability.  In the event that any one or more of the terms or provisions of this Agreement or any Special Products Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any Special Products Ancillary Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement (or the applicable Special Products Ancillary Agreement) which, insofar as practicable, implement the purposes and intent of the Parties.  Any term or provision of this Agreement or any Special Products Ancillary Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement.  To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

Section 13.07      Force Majeure.  Neither Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Special Products Ancillary Agreement for failure to fulfill any obligation so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide Notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement or any Special Products Ancillary Agreement as soon as reasonably practicable.

Section 13.08      No Set Off.  Except as set forth in any Special Products Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any of its Subsidiaries shall have any right of set off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Special Products Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any of its Subsidiaries arising out of this Agreement or any Special Products Ancillary Agreement.

Section 13.09      Responsibility for Expenses.

(a)                                 Expenses Incurred on or Prior to the Effective Time.  Except as otherwise expressly set forth in this Agreement or any Special Products Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Special Products Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby shall be charged to and paid by Abbott.

(b)                                 Expenses Incurred or Accrued After the Effective Time.  Except as otherwise expressly set forth in this Agreement or any Special Products Ancillary Agreement, or as otherwise agreed to in writing by the Parties, each Party shall bear its own costs and expenses incurred or accrued after the Effective Time.

Section 13.10      Headings.  The Article, Section and Paragraph headings contained in this Agreement and in the Special Products Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Special Products Ancillary Agreement.

Section 13.11      Subsidiaries.  Abbott shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by an Abbott Subsidiary and AbbVie shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by an AbbVie Subsidiary.

Section 13.12      Waivers of Default.  Waiver by either Party of any default by the other Party of any provision of this Agreement or any Special Products Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party.

Section 13.13      Amendments.  No provisions of this Agreement or any Special Products Ancillary Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of both Parties or their relevant Subsidiaries, as the case may be.  No provisions of this Agreement or any Special Products Ancillary Agreement shall be deemed waived unless such waiver is in writing and signed by the authorized representative of the Party or relevant Subsidiary against whom it is sought to be enforced.

Section 13.14      Interpretation.  Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires.  The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto and thereto) and not to any particular provision of this Agreement.  Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits, and Schedules to this Agreement unless otherwise specified.  Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive.  Unless otherwise specified in a particular case, the word “days” refers to calendar days.  References herein to this Agreement or any Special Products Ancillary Agreement shall be deemed to refer to this Agreement or such Special Products Ancillary Agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified.  References to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms. If the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

Section 13.15      Public Announcements.  From and after the Effective Time, Abbott and AbbVie shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Special Products Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; or (b) as otherwise set forth on Schedule 9.16 of the Separation Agreement.

Section 13.16      Specific Performance.  Subject to the provisions of Article XI, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Special Products Ancillary Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement or the Special Products Ancillary Agreements, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any Proceeding for specific performance that a remedy at Law would be adequate is waived.

Section 13.17      Mutual Drafting.  This Agreement and the Special Products Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

ABBOTT LABORATORIES		ABBVIE INC.

By:	/s/ Thomas C. Freyman	By:	/s/ Richard A. Gonzalez
Name:	Thomas C. Freyman	Name:	Richard A. Gonzalez
Title:	Executive Vice President, Finance	Title:	Chairman of the Board and
	and Chief Financial Officer		Chief Executive Officer

[Signature Page — Special Products Master Agreement]

SPECIAL PRODUCTS MASTER AGREEMENT

Schedule 2.01(a)

AbbVie Patents

ADVICOR/NIASPAN/SIMCOR

Case Ref Number	App. Date	App. No.	Grant Date	Patent No.
SD-50003USP1	1/14/1995	08/368378	6/27/2000	6080428
SD-50003USC2	3/6/1997	08/814974	10/10/2000	6129930
SD-50003USP2	10/31/1997	08/962423	6/18/2002	6406715
SD-50003USC22	4/8/2010	12/756288
SD-50003USC28	10/21/2011	13/278604
SD-50003USC31	5/23/2012	13/478670
SD-50003USC32	9/11/2012	13/609464
SD-50003USC33	10/22/2012	13/657527
SD-50003USC5	5/23/2003	10/444145	8/16/2011	7998506
SD-50003USP5	10/31/1997	08/962027	11/16/2004	6818229
SD-50003USC6	12/22/1999	09/470603	3/14/2006	7011848
SD-50003USP7	10/31/1997	08/962422	1/13/2004	6676967
SD-50003USP8	10/31/1997	08/962424	6/8/2004	6746691
SD-50004USC3	10/27/2011	13/282755
SD-50005USO1	7/31/1997	08/903755	10/22/2002	6469035
SD-50007USO1	7/20/1998	09/119225	7/18/2000	6090830
SD-50008USP1	8/19/2008	12/194051

ANDROGEL

Case Ref Number	App. Date	App. No.	Grant Date	Patent No.
SPI0060USC5	6/14/2004	10/867445
SPI0060USOP0	8/30/2000	09/651777	1/7/2003	6503894
SPI0360USC4	10/17/2011	13/275232
SPI0360USC6	3/27/2012	13/430862
SPI0360USC7	10/10/2012	13/648694
SPI0360USC5	10/17/2011	13/275254
SPI0545USC1	7/11/2011	13/180316
SPI0545USC2	7/11/2011	13/180327
SPI0545USC3	10/5/2011	13/253848
SPI0545USC4	10/5/2011	13/253867

BIAXIN/KLACID

Case Ref Number	App. Date	App. No.	Grant Date	Patent No.
5820USO1	10/9/1996	08/722288	7/6/1999	5919489
5831USO1	11/21/1995	08/560752	2/16/1999	5872229
5831USO2	3/22/2004	10/806089	11/7/2006	RE39383
5842USO1	12/19/1995	08/574877	1/6/1998	5705190
5896USO1	4/10/1996	08/630306	9/15/1998	5808017
5957USO1	7/29/1996	08/681695	12/1/1998	5844105
5958USO1	7/29/1996	08/681723	1/12/1999	5858986
6018USO1	1/17/1997	08/785623	8/31/1999	5945405
6087USO1	4/11/1997	08/838900	1/4/2000	6010718
6087USC1	11/22/2002	10/302166	3/29/2005	6872407
6087USP1	10/13/1999	09/416916	4/22/2003	6551616

1

SPECIAL PRODUCTS MASTER AGREEMENT

Schedule 2.01(a)

AbbVie Patents

CREON

Case Ref Number	App. Date	App. No.	Grant Date	Patent No.
SPH0315USO1	7/29/2004	10/901436	1/20/2009	7479378
SPH0407USO1	3/22/2005	11/085073
SPH0523USO1	7/27/2006	11/460330
SPH0525USO0	8/15/2006	11/464754
SPH0526USO1	8/15/2006	11/464704
SPH0608USO0	5/21/2007	11/751497
SPH0718USO0	11/14/2008	12/271480
SPH9242USO0	8/19/1993	08/109051	1/3/1995	5378462
SPH9617USO0	8/22/1997	08/916325	11/30/1999	5993806
SPH9908USO0	3/15/2000	09/953450	10/17/2006	7122357

DEPAKOTE

Case Ref Number	App. Date	App. No.	Grant Date	Patent No.
6437USO1	12/18/1998	09/216650	7/16/2002	6419953
6437USC1	5/10/2002	10/143559	3/4/2003	6528091
6437USP1	12/22/2000	09/748566	3/4/2003	6528090
6437USC2	8/8/2002	10/215142	3/30/2004	6713086
6437USP2	12/22/2000	09/748567	1/28/2003	6511678
6437USC3	8/8/2002	10/215141	4/13/2004	6720004
6444USO2	1/25/2000	09/490531	11/21/2000	6150410

MARINOL

Case Ref Number	App. Date	App. No.	Grant Date	Patent No.
SPH0208USO0	8/15/2000	09/639289	6/8/2004	6747058
SPH0208USP1	9/5/2003	10/656304	1/19/2010	7648696
SPH0306USO0	5/30/1997	08/866511	9/8/1998	5804592
SPI0162USO0	9/18/2001	09/954010	3/9/2004	6702155
SPI0265USC0	6/3/1992	07/893554	3/9/2004	6703418

MAVIK

Case Ref Number	App. Date	App. No.	Grant Date	Patent No.
0050/049681USO1	12/21/1999	09/869651	5/6/2003	6559318
11759USO1	5/24/2011	US Equivalent of PCT/US2011/037745

SYNTHROID

Case Ref Number	App. Date	App. No.	Grant Date	Patent No.
9170/002463USO1	1/30/1995	08/682783	5/19/1998	5753254
BBC116USO1	11/14/1996	08/748869	9/21/1999	5955105
BBC116USC1	9/18/1998	09/156844	5/2/2000	6056975

2

SPECIAL PRODUCTS MASTER AGREEMENT

Schedule 2.01(a)

AbbVie Patents

TARKA

Case Ref Number	App. Date	App. No.	Grant Date	Patent No.
0050/049681USO1	12/21/1999	09/869651	5/6/2003	6559318
11759USO1	5/24/2011	US Equivalent of PCT/US2011/037745

TEVETEN

Case Ref Number	App. Date	App. No.	Grant Date	Patent No.
SPW0812USO0	7/9/2009	12/500425

TRILIPIX

Case Ref Number	App. Date	App. No.	Grant Date	Patent No.
7117USC1 SPF0271USC1	8/17/2007	11/840477
7117USC3 SPF0271USC3	9/14/2012	13/619165
7117USO1 SPF0271USP0	6/30/2004	10/880851	8/21/2007	7259186
7852USC1 SPF0572USC1	3/15/2012	13/421551
7852USC2	9/14/2012	13/618886
8423USC2 SPF0673USC2	5/31/2012	13/485032
8902USC2 SPF0270USC2	8/24/2011	13/216888
8902USC3	3/15/2012	13/421420
8902USO1 SPF0270USO0	12/16/2003	10/539505

3

TRADEMARKS Schedule 2.01 (b)

MarkName	Country	Registered Owner	Appl. No.	Appl. Date	Reg. No.	Reg. Date
ADVICOR	Aruba	Abbott Respiratory LLC	22956	06/03/2004	22956	06/03/2004
ADVICOR	Azerbaijan	KOS LIFE SCIENCES, INC.	20050887	07/26/2005	20060810	07/26/2005
ADVICOR	Bahamas	Abbott Respiratory LLC	26761	08/10/2004	26761	05/15/2008
ADVICOR	Bangladesh	KOS LIFE SCIENCES, INC.	C12516	07/28/2004
ADVICOR	Belize	Abbott Respiratory LLC	244004	06/25/2004	244004	06/25/2004
ADVICOR	Bolivia	Abbott Respiratory LLC	0005235	04/26/2001	91370C	09/29/2003
ADVICOR	Brazil	KOS LIFE SCIENCES, INC.	823928926	05/22/2001	823928926	01/13/2009
ADVICOR	Caribbean Netherlands	Abbott Respiratory LLC	4626	10/07/2011	4626	10/07/2011
ADVICOR	Chile	Abbott Respiratory LLC	530584	06/06/2001	621611	02/07/2002
ADVICOR	China P.R.	Abbott Respiratory LLC	3121487	03/22/2002	3121487	05/28/2003
ADVICOR	Community Trademark	Abbott Respiratory LLC	2198323	04/27/2001	2198323	03/02/2004
ADVICOR	Costa Rica	Abbott Respiratory LLC	20042783	06/30/2004	154879	11/25/2005
ADVICOR	Croatia	Abbott Respiratory LLC	Z20010726A	05/04/2001	Z20010726	03/07/2002
ADVICOR	Cuba	KOS LIFE SCIENCES, INC.	20040224	04/12/2004	20040224	04/12/2004
ADVICOR	Dominican Republic	Abbott Respiratory LLC	200544381	07/12/2005	149916	09/29/2005
ADVICOR	Ecuador	Abbott Respiratory LLC	113100	04/25/2001	23210	04/22/2003
ADVICOR	El Salvador	Abbott Respiratory LLC	398482004	04/20/2004	80Book40	05/26/2005
ADVICOR	Guatemala	Abbott Respiratory LLC	200404717	06/25/2004	133569236303	01/05/2005
ADVICOR	Hong Kong	Abbott Respiratory LLC	300229374	06/08/2004	300229374	10/26/2004
ADVICOR	India	KOS LIFE SCIENCES, INC.	1005931	04/26/2001	1005931	04/26/2001
ADVICOR	Jamaica	Abbott Respiratory LLC	45130	04/20/2004	45130	04/24/2004
ADVICOR	Japan	Abbott Respiratory LLC	4552498	03/15/2002	4552498	03/15/2002
ADVICOR	Kazakhstan	KOS LIFE SCIENCES, INC.	31632	07/25/2005	22052	07/25/2005
ADVICOR	Kenya	Abbott Respiratory LLC	63089	04/21/2008	63089	04/21/2008
ADVICOR	Korea South	Abbott Respiratory LLC	4020010019060	05/03/2001	529954	09/11/2002
ADVICOR	Lebanon	Abbott Respiratory LLC	99982	11/02/2004	99982	11/02/2004
ADVICOR	Macedonia	KOS LIFE SCIENCES, INC.	Z20041042	12/24/2002
ADVICOR	Malaysia	KOS LIFE SCIENCES, INC.	04004832	04/10/2004	04004832	04/10/2004
ADVICOR	Netherlands Antilles	KOS LIFE SCIENCES, INC.	D500418	07/27/2005	11815	07/27/2005
ADVICOR	New Zealand	Abbott Respiratory LLC	636647	04/26/2001	636647	11/01/2001
ADVICOR	Nicaragua	Abbott Respiratory LLC	200102348	06/26/2001	52465CC	02/10/2002
ADVICOR	Pakistan	KOS LIFE SCIENCES, INC.	198485	07/09/2004
ADVICOR	Paraguay	Abbott Respiratory LLC	09956	04/02/2007	297356	04/02/2007
ADVICOR	Serbia	KOS LIFE SCIENCES, INC.	Z1155/2004	08/25/2004

MarkName	Country	Registered Owner	Appl. No.	Appl. Date	Reg. No.	Reg. Date
ADVICOR	Slovak Republic	Abbott Respiratory LLC	1787-2001	06/08/2001	200626	10/08/2002
ADVICOR	Taiwan	Abbott Respiratory LLC	93016022	04/12/2004	1136063	01/16/2005
ADVICOR	Tajikistan	KOS LIFE SCIENCES, INC.	05007076	07/25/2005	6823	07/25/2005
ADVICOR	Thailand	Abbott Respiratory LLC	555984	06/16/2004	KOR210372	06/16/2004
ADVICOR	Trinidad	Abbott Respiratory LLC	36420	09/09/2005	36420	09/09/2005
ADVICOR	United States	Abbott Respiratory LLC	76139593	10/03/2000	2769627	09/30/2003
ADVICOR	Uzbekistan	KOS LIFE SCIENCES, INC.	MGU20050534	07/25/2005	MGU14280	07/25/2005
ADVICOR	Venezuela	KOS LIFE SCIENCES, INC.	2001007414	05/04/2001
ADVICOR	Vietnam	KOS LIFE SCIENCES, INC.	4200405386	06/03/2004	67971	06/03/2004
ADVICOR (CYRILLIC CHARACTERS)	Azerbaijan	KOS LIFE SCIENCES, INC.	20050885	07/26/2005	20060807	07/26/2005
ADVICOR (CYRILLIC CHARACTERS)	Kazakhstan	KOS LIFE SCIENCES, INC.	31630	07/25/2005	22050	07/25/2005
ADVICOR (CYRILLIC CHARACTERS)	Tajikistan	KOS LIFE SCIENCES, INC.	05007077	07/25/2005	6822	07/25/2005
ADVICOR (CYRILLIC CHARACTERS)	Uzbekistan	KOS LIFE SCIENCES, INC.	MGU20050335	07/25/2005	MGU14286	07/25/2005
ANDROGEL	United States	Unimed Pharmaceuticals LLC	74721663	08/28/1995	2232508	03/16/1999
BIAXIN	Puerto Rico	ABBOTT LABORATORIES	XXXX	09/16/1992	31119	09/16/1992
BIAXIN	United States	ABBOTT LABORATORIES	74162685	05/01/1991	1751782	02/09/1993
CF CARE FORWARD LOGO	United States	ABBOTT PRODUCTS, INC.	85195076	12/10/2010
CREON	United States	ABBOTT PRODUCTS GMBH - DE	74515321	04/22/1994	1909701	08/08/1995
CREON DESIGN	United States	ABBOTT PRODUCTS GMBH - DE	85600238	04/17/2012
DEPACON	United States	Sanofi-Aventis	75251980	03/05/1997	2209652	12/08/1998
DEPAKEN	United States	SANOFI SYNTHELABO	72273651	06/12/1967	0887024	03/03/1970
DEPAKOTE	United States	Sanofi-Aventis	73383028	09/01/1982	1377834	01/14/1986
DESIGNED WITH A MAN IN MIND	United States	ABBOTT LABORATORIES	85528494	01/30/2012
DRIVE FOR FIVE	United States	ABBOTT LABORATORIES	85597409	04/13/2012
DRIVE FOR FIVE (STYLIZED) AND DESIGN	United States	ABBOTT LABORATORIES	85597416	04/13/2012
FILMTAB	Puerto Rico	ABBOTT LABORATORIES	XXXX	04/14/1955	9236	04/14/1955
FILMTAB	United States	ABBOTT LABORATORIES	71665334	04/28/1954	0603850	03/29/1955
LUVOX	Japan	Abbott Products Operations A.G.	64001/91	06/19/1991	2698605	10/31/1994
LUVOX	Japan	Abbott Products Operations A.G.			570839	10/20/2009

MarkName	Country	Registered Owner	Appl. No.	Appl. Date	Reg. No.	Reg. Date
LUVOX (KATAKANA CHARACTERS)	Japan	Abbott Products Operations A.G.	64002/91	06/19/1991	2708932	07/31/1995
MARINOL	United States	Unimed Pharmaceuticals LLC	73322693	08/07/1981	1225688	02/01/1983
MARINOL	United States	Unimed Pharmaceuticals LLC	74689638	06/16/1995	1976619	05/28/1996
MARINOL	United States	Unimed Pharmaceuticals LLC	75468992	04/16/1998	2492964	09/25/2001
MAVIK	United States	ABBOTT GMBH & CO. KG	74370098	03/22/1993	1862212	11/15/1994
NIASPAN	United States	Abbott Respiratory LLC	73838497	11/13/1989	1611010	08/28/1990
SIMCOR	Egypt	ABBOTT PHARMACEUTICALS PR LTD.	222322	10/08/2008
SIMCOR	Mexico	Abbott Respiratory LLC	875450	08/15/2007	1034933	04/17/2008
SIMCOR	United States	KOS PHARMACEUTICALS, INC.	76475172	12/06/2002	3123955	08/01/2006
SIMSPAN	Albania	ABBOTT PHARMACEUTICALS PR LTD.	AL/T/2008/483	09/01/2008	12293	01/29/2009
SIMSPAN	Argentina	ABBOTT PHARMACEUTICALS PR LTD.	2838241	07/11/2008
SIMSPAN	Australia	ABBOTT PHARMACEUTICALS PR LTD.	1250548	07/09/2008	1250548	02/16/2009
SIMSPAN	Bosnia-Herzegovina	ABBOTT PHARMACEUTICALS PR LTD.	BAZ0813228A	08/28/2008	BAZ0813228	12/27/2011
SIMSPAN	Brazil	ABBOTT PHARMACEUTICALS PR LTD.	829942343	08/21/2008	829942343	12/14/2010
SIMSPAN	Chile	ABBOTT PHARMACEUTICALS PR LTD.	838041	09/23/2008
SIMSPAN	Colombia	ABBOTT PHARMACEUTICALS PR LTD.	2008070182	07/08/2008	378241	04/28/2009
SIMSPAN	Community Trademark	ABBOTT PHARMACEUTICALS PR LTD.	007187529	08/26/2008	007187529	08/13/2009
SIMSPAN	Croatia	ABBOTT PHARMACEUTICALS PR LTD.	Z20081905A	08/28/2008	Z20081905	09/23/2009
SIMSPAN	Dominican Republic	ABBOTT PHARMACEUTICALS PR LTD.	200828971	07/10/2008	171006	12/01/2008
SIMSPAN	Ecuador	ABBOTT PHARMACEUTICALS PR LTD.	201884	07/10/2008	753-09	12/01/2008
SIMSPAN	Egypt	ABBOTT PHARMACEUTICALS PR LTD.	219335	07/10/2008	219335	08/11/2011
SIMSPAN	Guatemala	ABBOTT PHARMACEUTICALS PR LTD.	M057832008	07/10/2008	162975	04/28/2009

MarkName	Country	Registered Owner	Appl. No.	Appl. Date	Reg. No.	Reg. Date
SIMSPAN	Hong Kong	ABBOTT PHARMACEUTICALS PR LTD.	301156419	07/09/2008	301156419	10/31/2008
SIMSPAN	Israel	ABBOTT PHARMACEUTICALS PR LTD.	213036	07/09/2008	213036	03/10/2010
SIMSPAN	Lebanon	ABBOTT PHARMACEUTICALS PR LTD.	118263	09/05/2008	118263	09/05/2008
SIMSPAN	Macedonia	ABBOTT PHARMACEUTICALS PR LTD.	TM-2008/1150	08/27/2008	15905	06/30/2009
SIMSPAN	Mexico	ABBOTT PHARMACEUTICALS PR LTD.	945953	07/08/2008	1081744	07/08/2008
SIMSPAN	Norway	ABBOTT PHARMACEUTICALS PR LTD.	200810756	08/27/2008	248651	11/13/2008
SIMSPAN	Panama	ABBOTT PHARMACEUTICALS PR LTD.	17850801	01/16/2009	17850801	01/16/2009
SIMSPAN	Peru	ABBOTT PHARMACEUTICALS PR LTD.	360288	07/14/2008	148917	02/20/2009
SIMSPAN	Korea South	ABBOTT PHARMACEUTICALS PR LTD.	40200835782	07/21/2008	400793055	06/23/2009
SIMSPAN	Serbia	ABBOTT PHARMACEUTICALS PR LTD.	Z-2149/08	08/28/2008	58879	07/10/2009
SIMSPAN	Singapore	ABBOTT PHARMACEUTICALS PR LTD.	T0809024J	07/09/2008	T0809024J	07/09/2008
SIMSPAN	Switzerland	ABBOTT PHARMACEUTICALS PR LTD.	60515/2008	08/26/2008	579146	08/26/2008
SIMSPAN	Turkey	ABBOTT PHARMACEUTICALS PR LTD.	2008/56284	09/23/2008	2008 56284	09/11/2009
SIMSPAN	Uruguay	ABBOTT PHARMACEUTICALS PR LTD.	393948	07/09/2008	393948	07/08/2010
SIMSPAN	Venezuela	ABBOTT PHARMACEUTICALS PR LTD.	2008013094	07/08/2008
SYNTHROID	Puerto Rico	ABBOTT GMBH & CO. KG		12/22/2011
SYNTHROID	United States	ABBOTT LABORATORIES	71631584	06/21/1952	0574702	05/19/1953
SYNTHROID DIRECT	United States	ABBOTT LABORATORIES	77912098	01/14/2010
TARKA	United States	ABBOTT GMBH & CO. KG	74604544	11/30/1994	1994548	08/20/1996
TEVETEN	United States	Abbott Respiratory LLC	74721045	08/24/1995	2111139	11/04/1997
TRICOR	United States	FOURNIER INDUSTRIE ET SANTE	75419133	01/16/1998	2300674	12/14/1999

MarkName	Country	Registered Owner	Appl. No.	Appl. Date	Reg. No.	Reg. Date
TRIGS BELOW 150 BAD (LDL)*BELOW 100 GOOD (HDL) WOMEN: 50 OR ABOVE MEN: 40 OR ABOVE and design	United States	ABBOTT LABORATORIES	77635839	12/18/2008	3650674	07/07/2009
TRILIPIX	United States	FOURNIER INDUSTRIE ET SANTE	77116366	02/26/2007	3587733	03/10/2009
TRILIPIX DESIGN	United States	ABBOTT LABORATORIES	77447747	04/14/2008	3974894	06/07/2011
TURN IT UP	United States	ABBVIE INC.	85707806	08/20/2012

REGULATORY APPROVALS Schedule 2.01(c)

Brand	Brand & Product Description	Generic Name	NDA
Androgel	AndroGel 1.62% (testosterone gel)	testosterone	22-309
	AndroGel® 1% (testosterone gel)	testosterone	21-015
	Biaxin Filmtab	clarithromycin	50-662
Biaxin	Biaxin Granules for Oral Suspension	clarithromycin	50-698
	Biaxin XL	clarithromycin	50-775
Marinol	Marinol Capsules	dronabinol	18-651
Mavik	Mavik Tablets	trandolapril	20-528
Tarka	Tarka Tablets (trandolapril/verapamil HCl ER tablets)	trandolapril verapamil HCl	20-591
Teveten	Teveten (eprosartan mesylate) Tablets	eprosartan mesylate	20-738
	Teveten HCT (eprosartan mesylate-hydrochlorothiazide) Combination Tablets	eprosartan mesylate mesylate hydroclorothiazide	21-268
Tricor	Tricor	fenofibrate	19-304
	Tricor (fenofibrate tablets) 48 mg & 145 mg	fenofibrate	21-656
	Tricor Tablets	fenofibrate	21-203
Trilipix	Trilipix® (fenofibric acid) Delayed Release Capsules	fenofibric acid	22-224
Depakote	Depacon	valproate sodium	20-593
	Depakene Capsules	valproic acid	18-081
	Depakene Syrup	valproic acid	18-082
	Depakote DR (Delayed-Release) Tablets	divalproex sodium	18-723
	Depakote ER	divalproex sodium	21-168
	Depakote Sprinkle Capsules	divalproex sodium	19-680
	Divalproex Sodium Tablet	divalproex sodium	20-320
Niaspan	Niaspan Tablets	niacin extended-release	20381
Synthroid	Synthroid Tablets	levothyroxine sodium	21-402
Advicor	Advicor Tablets	niacin extended-release lovastatin	21-249
Simcor	Simcor Tablets	niacin extended-release simvastatin	22-078
Creon	Creon (pancrelipase) Delayed-Release Capsules	pancrelipase (amylase, lipase, protease)	20-725
Luvox		fluvoxamine maleate	20-243 (Discontinued Solvay NDA)